OPTION AGREEMENT

- between -

SEABRIDGE GOLD INC.

- and -

RGLD GOLD CANADA, INC.

June 16, 2011

TABLE OF CONTENTS

SECTION 1 – INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	10
1.03	Extended Meanings	10
1.04	Statutory References	10
1.05	Schedules	10
1.06	Governing Law	11
1.07	Severability	11
1.08	Meaning of Control	11
1.09	Day Not a Business Day	11
1.10	Knowledge	11
SECTION 2 - REPRESENTATIONS AND WARRANTIES		12
2.01	Royal Gold’s Representations and Warranties	12
2.02	Seabridge’s Representations and Warranties	12
2.03	Indemnification Regarding Representations and Warranties	14
2.04	Survival	14
2.05	Further Action	14
SECTION 3 – SUBSCRIPTIONS FOR SHARES		14
3.01	First Tranche Subscription	14
3.02	Second Tranche Subscription	15
SECTION 4 – OPTIONS		16
4.01	Grant of First Option	16
4.02	Grant of Second Option	18
4.03	Satisfaction of Option Conditions	20
4.04	Use of Purchase Price Proceeds	20
SECTION 5 – ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS		21
5.01	Additional Seabridge Covenants	21
5.02	Additional Royal Gold Covenants	24
5.03	Acknowledgements	24
SECTION 6 – TRANSFERS		25
6.01	Limitation on Transfers by Royal Gold	25
6.02	Limitations on Transfers by Seabridge	25
6.03	Inurement	27
SECTION 7 – CONFIDENTIAL INFORMATION		27
7.01	Confidential Information	27
7.02	Prior Information and Information in Public Domain	28
7.03	Public Announcements by Seabridge	29
SECTION 8 - DISPUTE RESOLUTION		29
8.01	Dispute Resolution	29

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SECTION 9 – TERMINATION	30
9.01	Termination by Notice	30
9.02	Termination by Failure to Satisfy First Option Conditions	30
9.03	Termination by Failure to Exercise First Option	30
9.04	Termination by Failure to Exercise Second Option	30
9.05	Termination following Exercise of Second Option	30
9.06	Termination for Default	30
9.07	No Other Termination	31
9.08	Effect of Termination	31
SECTION 10 – NOTICE	31
10.01	Notice	31
SECTION 11 – GENERAL	32
11.01	Entire Agreement	32
11.02	No Waiver of Breaches	32
11.03	Further Assurances	32
11.04	Remedies Cumulative	32
11.05	Counterparts	33
11.06	Electronic Transmission	34
Schedule A First Tranche Subscription Agreement
Schedule B Form of Royalty Agreement
Schedule C Permitted Royalties

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OPTION AGREEMENT

THIS AGREEMENT made as of the 16th day of June, 2011 (the “Effective Date”)

BETWEEN:

SEABRIDGE GOLD INC., a corporation existing under the laws of Canada

(“Seabridge”)

AND:

RGLD GOLD CANADA, INC., a corporation existing under the laws of Canada

(“Royal Gold”)

WHEREAS:

A.	Seabridge owns and operates the Project.

B.
Subject to, and in consideration of, Royal Gold entering into the First Tranche Subscription Agreement with Seabridge pursuant to which Royal Gold will subscribe for the First Tranche Shares at a subscription price which reflects a 15 percent premium to the market value of the Shares, Seabridge wishes to grant, and Royal Gold wishes to receive, the First Option to purchase the Royalty at a Royalty Percentage of 1.25 percent.

C.
Subject to, and in consideration of, Royal Gold exercising the Second Tranche Option pursuant to which Royal Gold will subscribe for the Second Tranche Shares at a subscription price which reflects a 15 percent premium to the market value of the Shares, Seabridge wishes to grant, and Royal Gold wishes to receive, the Second Option to increase the Royalty Percentage by 0.75 percent.

D.	The Parties wish to enter into this Agreement in order to set out the terms and conditions on which the Parties will complete the foregoing transactions.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

SECTION 1 - INTERPRETATION

1.01	Definitions

For the purposes of this Agreement the following words and phrases shall have the following meanings:

(1)           “Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person;

(2)           “Agreement” means this agreement, including its recitals and schedules, as amended from time to time;

(3)           “Alternative Subscription” has the meaning given to such term in Section 3.02(5)(a)(i);

(4)           “Applicable Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, judgments, decrees, and other valid governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature and includes any Environmental Laws;

(5)           “Business Day” in any jurisdiction means a day, other than a Saturday or Sunday, on which banks in such jurisdiction are generally open for business;

(6)           “Committed Funding” shall include any of, or any combination of:

(a)
a binding commitment from a bona fide lender or other financial partner under which the lender or financial partner commits, subject to the conditions therein, to provide funds for the purposes of construction of the Project and commencing commercial production at the Project; and/or

(b)
the respective boards of directors Seabridge and/or a Transferee making a decision to proceed with Development and to fund Development of the Project through to commencement of commercial production at the Project with its own financial resources, provided that Seabridge and/or such Transferee has a balance sheet and current and projected revenues, together with any commitments from a lender or other financial partner under paragraph (a) above, that reasonably evidences the ability to fund Development;

(7)           “Confidential Information” has the meaning given to such term in Section 7.01(1);

(8)           “Deed of Accession” has the meaning given to such term in Section 6.02(3);

(9)           “Development” means all preparation (other than Exploration) for the removal and recovery of mineral deposits from the Subject Properties, including the acquisition of equipment and the construction or installation of any improvements to be used for the mining, handling, processing or other beneficiation of mineral deposits from the Subject Properties, related Environmental Compliance and financing;

(10)           “Disclosure Letter” means the letter delivered to Royal Gold from Seabridge concurrently with the execution of this Agreement and as may thereafter be updated in accordance with Sections 4.01(1)(b) and 4.02(1)(b);

(11)           “Dispute” means a dispute arising out of, or in connection with, this Agreement or any legal relationship associated with, or derived from, this Agreement;

(12)           “Effective Date” means the date of this Agreement, as first set out above;

(13)           “Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Mineral Tenures or other compliance with Environmental Laws;

(14)           “Environmental Laws” means Governmental Requirements relating to pollution or protection of human health or the environment, including Governmental Requirements relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Subject Properties, the Project, the other assets owned, controlled or managed by Seabridge which are used on or in connection with the Subject Properties or the Project or to the activities of Seabridge on or in connection with the Subject Properties or the Project;

(15)           “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against Seabridge, the Subject Properties or the Project by any third party (as the case may be), alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Subject Properties or the Project and/or emanating or migrating and/or threatening to emanate or migrate from the Subject Properties or the Project to off-site properties; (ii) the physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws;

(16)           “Escrow Agreement” means the escrow agreement entered into between Royal Gold, Seabridge and McCarthy Tétrault LLP, as escrow agent, concurrently with the execution of this Agreement;

(17)           “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits on the Subject Properties, including additional drilling required after discovery of mineral deposits, and includes related Environmental Compliance;

(18)           “First Option” has the meaning given to such term in Section 4.01(1);

(19)           “First Option Certificate” has the meaning given to such term in Section 4.01(1)(b);

(20)            “First Option Conditions” means:

(a)	the closing of the First Tranche Subscription has occurred in accordance with the First Tranche Subscription Agreement; and

(b)	Royal Gold or an Affiliate of Royal Gold has held Shares equal to the First Tranche Shares for a period of not less than 270 days from the closing date of the First Tranche Subscription;

(21)           “First Option Confirmation Notice” has the meaning given to such term in Section 4.01(1)(c);

(22)           “First Option Notice” has the meaning given to such term in Section 4.01(1);

(23)           “First Option Exercise Period” means the period commencing on the date on which the First Option Conditions have been satisfied or waived in writing by Seabridge and ending on the date that is sixty (60) days after the later of the date that Royal Gold has been provided with written evidence to its reasonable satisfaction that:

(a)	the Project has, to the extent necessary for the Development and operation of the Project, received from the relevant Governmental Authorities:

(i)	any certificate required under the Environmental Assessment Act (British Columbia), or any equivalent requirement then in effect under Applicable Laws;

(ii)	any approvals required under the Canadian Environmental Assessment Act (Canada), or any equivalent requirement then in effect under Applicable Laws;

(iii)	any permit for a large mine required under the Mines Act (British Columbia), or any equivalent requirement then in effect under Applicable Laws;

(iv)	any approvals or permits required under the Water Act (British Columbia), or any equivalent requirements then in effect under Applicable Laws;

(v)	any approvals or permits required under the Fisheries Act (Canada), or any equivalent requirements then in effect under Applicable Laws;

(vi)	any approvals or permits required under the Environmental Management Act (British Columbia), or any equivalent requirements then in effect under Applicable Laws; and

(vii)
all other material licences, permits and approvals from Governmental Authorities necessary for the Development and operation of the Project (except for those licenses, permits and approvals that cannot reasonably be obtained prior to commencing construction of the Project, provided that there is a reasonable degree of confidence that such licences, permits and approvals will be obtained in a timely manner at the appropriate time);

(b)	Seabridge, or its successors or assigns in accordance with Section 6.02, has received board, joint venture and all other corporate approvals necessary to commence construction of the Project; and

(c)
Seabridge, or its successors and assigns in accordance with Section 6.02, has demonstrated sufficient Committed Funding for the Development of the Project and commencement of commercial production in respect thereof, and the conditions precedent to the first advance of loan monies in respect thereof (“Financial Close”) have been fulfilled, except that, to the extent any conditions precedent to Financial Close include conditions precedent (the “Royal Gold Conditions”) that require the exercise of the First Option or the Second Option, or the payment of the First Option Purchase Price or the Second Option Purchase Price, then:

(i)	the Royal Gold Conditions shall be deemed to have been fulfilled for the purposes of determining whether Financial Close has been achieved within the meaning of this paragraph (c); and

(ii)
Royal Gold shall, to the extent it does not prejudice its rights hereunder and without any obligation on its part to fulfil the Royal Gold Conditions or any duty of care to Seabridge or any third party, endeavour that any exercise of the First Option or the Second Option does not unreasonably delay Financial Close or unreasonably jeopardize the Committed Funding, provided that:

(d)
for the purposes of determining whether the Committed Funding is sufficient, the First Option Purchase Price and the Second Option Purchase Price may be considered as comprising a portion of the Committed Funding; and

(e)	in no case shall the First Option Exercise Period end prior to the date that is sixty (60) days after the First Option Conditions have been satisfied or waived in writing by Seabridge.

(24)            “First Option Purchase Price” means the lesser of: (i) CDN$100,000,000.00, and (ii) an amount in Canadian dollars equivalent to USD$125,000,000.00 converted at the prevailing US$/CD$ spot market rate applicable on the day immediately prior to the date on which Royal Gold makes the first payment of the First Option Purchase Price in accordance with Section 4.01(1)(d)(i) by reference to middle-market rates quoted on the Reuters page FX= (or if such page ceases to be quoted, such replacement or substituted page as reflects substantially the same exchange rates);

(25)           “First Option Royalty Agreement” means the Royalty Agreement reflecting a Royalty Percentage of 1.25 percent which has been executed and delivered into escrow by the parties concurrently with the execution of this Agreement and which will be held in escrow in accordance with the terms and conditions of the Escrow Agreement and, for greater certainty, shall be of no force and effect until released in accordance with the terms and conditions of the Escrow Agreement;

(26)           “First Tranche Shares” means the Shares subscribed for by Royal Gold in accordance with the First Tranche Subscription Agreement;

(27)           “First Tranche Subscription” has the meaning given to such term in Section 3.01;

(28)           “First Tranche Subscription Agreement” means the subscription agreement executed substantially in the form set out as Schedule A;

(29)           “Full Transfer” has the meaning given to such term in Section 6.02(2)(a);

(30)           “Good Mining Practice” has the meaning given to such term in the Royalty Agreement;

(31)           “Governmental Authorities” means the government or any state, provincial, territorial, divisional, county, regional, city or other political subdivision thereof and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project or the Subject Properties;

(32)           “Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authorities;

(33)           “ICC” has the meaning given to such term in Section 8.01(2);

(34)           “Liens” means, as to any property or asset owned or held by a Person, any mortgage, deed of trust, lien, pledge, charge, security interest, preferential right, assignment, option, production payment or royalty (which for greater certainty excludes any Smelter Contract or Refining Contract), or other encumbrance in, on or to, or any interest or title of any vendor, lessor, purchaser or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, such property or asset, the signing of any mortgage, deed of trust, pledge, charge, security agreement, assignment or similar instrument with respect to such property or asset, or the signing or filing of a financing statement with respect to such property or asset which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement with respect to such property or asset;

(35)           “Material Agreement” has the meaning given to such term in the Royalty Agreement;

(36)           “Mineral Tenures” has the meaning given to such term in the Royalty Agreement;

(37)           “Offered Interest” has the meaning given to such term in Section 5.01(4);

(38)           “Operations” means, from time to time, all matters, work and activities concerning, related to or in connection with the Subject Properties or the Project, including Exploration and Development;

(39)           “Partial Transfer” has the meaning given to such term in Section 6.02(2)(a);

(40)           “Parties” means Royal Gold and Seabridge, and each of them is a “Party”;

(41)           “Permitted Liens” means:

(a)
security interests or other Liens created to secure loans or advances made by, or debt obligations issued by Seabridge to, any lender or syndicate of lenders for the bona fide purpose of obtaining financing for the Development of the Project; and

(b)	the Permitted Royalties;

(42)           “Permitted Royalties” means the royalties described in Schedule C (in their form as at the Effective Date or as subsequently amended or varied with Royal Gold’s prior written consent but not as may be otherwise subsequently amended or varied);

(43)           “Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority, and pronouns have a similarly extended meaning;

(44)           “Project” has the meaning given to such term in the Royalty Agreement;

(45)           “Refining Contract” has the meaning given to such term in the Royalty Agreement;

(46)           “Representatives” has the meaning given to such term in Section 5.01(2)(b);

(47)           “Required Disclosure” has the meaning given to such phrase in Section 7.01(3);

(48)           “Royal Gold” has the meaning set forth in the introductory paragraph of this Agreement;

(49)           “Royalty” has the meaning given to such term in the Royalty Agreement;

(50)           “Royalty Agreement” means the form of royalty agreement set out as Schedule B;

(51)           “Royalty Percentage” has the meaning given to such term in the Royalty Agreement;

(52)           “Sale Terms” has the meaning given to such term in Section 5.01(4);

(53)           “Seabridge” has the meaning set forth in the introductory paragraph of this Agreement;

(54)           “Second Option” has the meaning given to such term in Section 4.02(1);

(55)           “Second Option Certificate” has the meaning given to such term in Section 4.02(1)(b);

(56)           “Second Option Conditions” means:

(a)	the First Option Notice has been delivered by Royal Gold in accordance with Section 4.01;

(b)	the closing of the Second Tranche Subscription has occurred in accordance with the Second Tranche Subscription Agreement; and

(c)
Royal Gold or an Affiliate of Royal Gold has held Shares at least equal to the Second Tranche Shares for a period of not less than 270 days from the closing date of the Second Tranche Subscription, provided that, if the Second Tranche Shares are issued before expiry of 270 days from the closing date of the First Tranche Subscription, any Shares held by Royal Gold or an Affiliate to satisfy paragraph (b) of the First Option Conditions shall, until expiry of 270 days from the closing date of the First Tranche Subscription, be excluded for the purposes of determining whether this Section 1.01(56)(c) has been met;

(57)           “Second Option Confirmation Notice” has the meaning given to such term in Section 4.02(1)(c);

(58)           “Second Option Notice” has the meaning given to such term in Section 4.02(1);

(59)           “Second Option Exercise Period” means the period commencing on the date on which the Second Option Conditions have been satisfied or waived in writing by Seabridge and ending on the same expiry date as provided in the definition of “First Option Exercise Period”, provided that in no case shall the Second Option Exercise Period end prior to the date that is sixty (60) days after the Second Option Conditions have been satisfied or waived in writing by Seabridge;

(60)           “Second Option Purchase Price” means the lesser of: (i) CDN$60,000,000.00, and (ii) an amount in Canadian dollars equivalent to USD$75,000,000.00 converted at the prevailing US$/CD$ spot market rate applicable on the day immediately prior to the date on which Royal Gold makes the first payment of the Second Option Purchase Price in accordance with Section 4.02(1)(d)(i) by reference to middle-market rates quoted on the Reuters page FX= (or if such page ceases to be quoted, such replacement or substituted page as reflects substantially the same exchange rates);

(61)           “Second Option Royalty Agreement” means the Royalty Agreement reflecting a Royalty Percentage of 2 percent which has been executed and delivered into escrow by the parties concurrently with the execution of this Agreement and which will be held in escrow in accordance with the terms and conditions of the Escrow Agreement and, for greater certainty, shall be of no force and effect until released in accordance with the terms and conditions of the Escrow Agreement;

(62)           “Second Tranche Exercise Notice” has the meaning given to such term in Section 3.02(1)

(63)           “Second Tranche Option” has the meaning given to such term in Section 3.02(1);

(64)           “Second Tranche Shares” means the Shares subscribed for by Royal Gold in accordance with the Second Tranche Subscription Agreement;

(65)           “Second Tranche Subscription” has the meaning given to such term in Section 3.02(1);

(66)           “Second Tranche Subscription Agreement” has the meaning given to such term in Section 3.02(3);

(67)           “Shares” means common shares in the capital of Seabridge;

(68)           “Smelter Contract” has the meaning given to such term in the Royalty Agreement;

(69)           “Subject Properties” has the meaning given to such term in the Royalty Agreement;

(70)           “Taxes” mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by or on behalf of any Governmental Authorities, including any interest, additions to tax or penalties applicable thereto;

(71)           “Third Party Agreement” has the meaning given to such term in Section 5.01(3);

(72)           “Transaction Documents” means this Agreement, the First Tranche Subscription Agreement, the Second Tranche Subscription Agreement and the Royalty Agreement;

(73)           “Transfer” means any transfer, sale, assignment, lease, conveyance, mortgage, pledge or other disposal or Lien and “Transfer” when used as a verb shall have a corresponding meaning; and

(74)           “TSX” means the Toronto Stock Exchange.

1.02	Headings

The division of this Agreement into Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Schedules are to Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and Governmental Authorities.  The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than Seabridge and Royal Gold.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05	Schedules

The following schedules are incorporated into this Agreement by reference and form an integral part of this Agreement:

Schedules		Description
Schedule A	-	First Tranche Subscription Agreement
Schedule B	-	Form of Royalty Agreement
Schedule C	-	Permitted Royalties

1.06	Governing Law

This Agreement shall be construed and governed by the laws of British Columbia and the laws of Canada applicable therein and, subject to Section 8, the Parties irrevocably submit to the exclusive jurisdiction of the courts of British Columbia.

1.07	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and such remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

1.08	Meaning of Control

For the purposes of this Agreement, an entity is controlled by a Person if:

(a)	a majority of the voting securities of the entity are held, other than by way of security only, directly or indirectly by or for the benefit of such Person; and

(b)	the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the entity,

and the terms “control”, “controls”, “controlling” and similar terms have a corresponding meaning.

1.09	Day Not a Business Day

In the event that any day on which any action is required to be taken hereunder is not a Business Day in the jurisdiction relevant to the action to be taken, then such action shall be required to be taken at the requisite time on the next succeeding day that is a Business Day in such jurisdiction.

1.10	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seabridge, Seabridge confirms that it has made due and diligent inquiry of such Persons as to the matters that are the subject of the representations and warranties as it reasonably considers necessary.

SECTION 2 - REPRESENTATIONS AND WARRANTIES

2.01	Royal Gold’s Representations and Warranties

As of the Effective Date, Royal Gold represents and warrants to Seabridge that:

(a)	it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement;

(c)
neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)
the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Royal Gold or pertaining thereto or of its constating documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)	this Agreement constitutes a legal, valid and binding obligation of Royal Gold enforceable against it in accordance with its terms.

2.02	Seabridge’s Representations and Warranties

As of the Effective Date, Seabridge represents and warrants to Royal Gold that:

(a)	it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)	it has the full power and authority to carry on its business and to enter into this Agreement;

(c)
except as provided in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)
the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Seabridge or pertaining thereto or of its constating documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder;

(f)	this Agreement constitutes a legal, valid and binding obligation of Seabridge enforceable against it in accordance with its terms;

(g)	the Mineral Tenures are in good standing under Applicable Laws;

(h)	the Mineral Tenures have been properly and legally recorded and acquired in accordance with Applicable Laws;

(i)	Seabridge is the recorded holder and the 100% legal and beneficial owner of the Mineral Tenures free and clear of all Liens (except Permitted Liens);

(j)
there is no adverse claim or challenge against or to ownership of or title to any of the Mineral Tenures, nor, to its knowledge, is there any basis therefore or interest therein, and there are no outstanding agreements or options to acquire or purchase the Mineral Tenures or any portion thereof, and no Person has any royalty or other interest whatsoever in production from any of the Mineral Tenures other than the Permitted Royalties;

(k)
except as provided in the Disclosure Letter, Seabridge has not received any notice and has no knowledge of any proposal to terminate or vary the terms of any rights comprised in the Mineral Tenures, from any government or other regulatory authority;

(l)
there are no civil, criminal, administrative, investigative or informal actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, or other proceedings of any kind or nature pending, or to the knowledge of Seabridge, threatened, against Seabridge or materially adversely affecting or which could materially adversely affect (including any potential judgment or liability against) the Mineral Tenures or the Project at law or otherwise, in, before, by or otherwise involving, any Governmental Authority, arbitrator or other Person.  To the knowledge of Seabridge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action described in this Section 2.02(l);

(m)
to the knowledge of Seabridge, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Mineral Tenures or the Project and there have been no activities on or in relation to the Mineral Tenures or the Project that are, or were, in violation of any Environmental Laws, regulations or regulatory prohibition or order, and conditions on and relating to the Mineral Tenures and the Project are in compliance in all material respects with such laws, regulations, prohibitions and orders;

(n)
to the knowledge of Seabridge, all work carried out on the Mineral Tenures by Seabridge or by any other Person, has been carried out in compliance with all Applicable Laws, including Environmental Laws and Governmental Requirements, and neither Seabridge, nor to its knowledge any Person, has received any notice of any breach of any such law and it has no knowledge of any facts which would lead a well-informed operator in the mining industry to believe there are any Environmental Liabilities associated with the Mineral Tenures and, to its knowledge, there are no environmental audits relating to the Mineral Tenures; and

(o)
all information provided by Seabridge to Royal Gold in respect of the Mineral Tenures and the Project was true and correct in all material respects at the time it was provided and no relevant material information or knowledge has been withheld from Royal Gold by Seabridge.

2.03	Indemnification Regarding Representations and Warranties

Each Party shall indemnify and save the other harmless from any loss, expense, liability, actual or threatened claim, count, cause of action, action, suit, proceeding or demand of any kind or nature arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.  A Party may waive the breach by the other Party of any of such Party’s representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice to its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

2.04	Survival

The representations, warranties and agreements set forth in this Section 2 shall survive the termination of this Agreement by a period of two (2) years.

2.05	Further Action

Seabridge will (and will cause any Affiliate to), upon request, sign and deliver to Royal Gold, and Royal Gold may register or otherwise record against titles to the Subject Properties, the form of notice or other document or documents as Royal Gold may reasonably request to give notice of the existence of this Agreement to third parties.

SECTION 3 – SUBSCRIPTIONS FOR SHARES

3.01	First Tranche Subscription

Concurrently with the execution of this Agreement, Royal Gold and Seabridge shall execute and deliver the First Tranche Subscription Agreement in order for Royal Gold to subscribe for the First Tranche Shares on the terms and conditions described therein (the “First Tranche Subscription”).

3.02	Second Tranche Subscription

(1)           Subject to the closing of the First Tranche Subscription in accordance with the First Tranche Subscription Agreement, Seabridge hereby grants Royal Gold an irrevocable option (the “Second Tranche Option”), which option Royal Gold may exercise, in its sole discretion, by delivering written notice (the “Second Tranche Exercise Notice”) to Seabridge at any time on or before the day that is 540 days after the closing of the First Tranche Subscription (the “Second Tranche Exercise Period”), but subject to Section 3.02(4), to subscribe for such number of additional Shares as is equal to the quotient of:

(a)	CDN$18,000,000.00; divided by

(b)
a price equal to a premium of fifteen percent (15%) to the volume weighted average trading price of the Shares on the TSX for the five (5) trading day period ending two (2) days prior to the delivery of the Second Tranche Election Notice,

(the “Second Tranche Subscription”).

(2)           Except as provided in Sections 3.02(3), the terms and conditions of the Second Tranche Subscription shall be substantially the same as the First Tranche Subscription.

(3)           Within ten (10) days of Royal Gold delivering the Second Tranche Exercise Notice, Royal Gold and Seabridge shall execute and deliver a subscription agreement (the “Second Tranche Subscription Agreement”) in substantially the same form as the First Tranche Subscription Agreement, mutatis mutandis, subject to such changes as may be required to reflect the terms of the Second Tranche Subscription described in Section 3.02(1) and as may be necessary in the evaluation of legal counsel to the Parties to permit the Second Tranche Subscription to be completed on a prospectus exempt basis or otherwise as a result of any then Applicable Laws or requirements of any stock exchange or trading system on which the Shares are trading.

(4)           Notwithstanding Sections 3.02(1) and 3.02(3), if at any time Royal Gold has delivered the Second Tranche Exercise Notice but is prohibited under Applicable Laws or requirements of any stock exchange on which the Shares trade from completing the Second Tranche Subscription promptly after delivery of the Second Tranche Exercise Notice, the time for execution of the Second Tranche Subscription Agreement shall be extended until the date that is thirty (30) days after Royal Gold is no longer prohibited from completing the Second Tranche Subscription under such Applicable Laws or the requirements of any such stock exchange and at a price determined under Section 3.02(1)(b) except that the applicable period for calculating the volume weighted average trading price of the Shares shall be the five (5) trading day period ending twenty (20) days after the first day on which Royal Gold is no longer prohibited from completing the Second Tranche Subscription under such Applicable Laws or the requirements of any such stock exchange.  In determining whether completion of the Second Tranche Subscription is prohibited under Applicable Laws, Royal Gold agrees to give due consideration to whether or not Seabridge has imposed a trading blackout in respect of information that has been disclosed to Royal Gold as well as whether any securities regulatory authority or stock exchange may exercise its public policy jurisdiction or some other discretion to determine that any conduct is or would be unlawful or otherwise prohibited.

(5)           Notwithstanding any provision to the contrary contained herein, in the event that, prior to the completion of the Second Tranche Subscription, Seabridge is no longer a reporting issuer in Canada or its Shares do not trade on a stock exchange, then:

(a)
if all of the issued and outstanding Shares are acquired by a Person that is itself a reporting issuer in Canada whose securities trade on a Canadian or United States stock exchange, such Person may elect in writing to Royal Gold (provided such election is delivered in a timely manner and does not prejudice Royal Gold’s rights hereunder) requiring that the provisions of this Section 3.02 shall apply to the securities of such Person rather than the Shares, upon which:

(i)
Royal Gold may, if it chooses to exercise the Second Tranche Option, subscribe for securities of such Person on substantially the same terms and conditions, mutatis mutandis, as the Second Tranche Subscription (the “Alternative Subscription”);

(ii)	all other terms and conditions of this Section 3.02 shall apply, mutatis mutandis, to the Alternative Subscription; and

(iii)	upon:

(A)	completion of the Alternative Subscription; and

(B)
Royal Gold or an Affiliate of Royal Gold holding the securities subscribed for under the Alternative Subscription for a period of not less than 270 days from the closing date of the Alternative Subscription, paragraphs (b) and (c) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02; or

(b)
in all other circumstances, including an acquisition of all of the Shares by a private entity, paragraphs (b) and (c) of the definition of “Second Option Conditions” shall be deemed to have been satisfied for the purposes of Section 4.02.

SECTION 4 - OPTIONS

4.01	Grant of First Option

(1)           Subject to the satisfaction of the First Option Conditions (or Seabridge waiving such conditions in writing), Seabridge hereby grants to Royal Gold an irrevocable option (the “First Option”) to acquire the Royalty at a Royalty Percentage of 1.25 percent, free and clear of all Liens, which option Royal Gold may exercise, in its sole discretion, as follows:

(a)
by Royal Gold delivering a written notice (the “First Option Notice”) to Seabridge at any time during the First Option Exercise Period notifying Seabridge that it may wish, but is not obliged, to exercise the First Option;

(b)
within ten (10) days of the receipt of the First Option Notice, Seabridge shall deliver to Royal Gold a certificate (the “First Option Certificate”) signed by Seabridge and repeating each of the representations and warranties of Seabridge in Section 2.02 hereof, provided that, Seabridge may deliver with the First Option Certificate an updated Disclosure Letter containing such qualifications to the representations contained in Sections 2.02(i) to 2.02(o) as may be necessary to provide accurate representations and warranties as at the date of the First Option Certificate (which representations and warranties will be deemed to have been repeated on the date the First Option Confirmation Notice is delivered);

(c)
within ten (10) days of the receipt of the First Option Certificate, by Royal Gold delivering written notice (the “First Option Confirmation Notice”) to Seabridge confirming that it wishes to exercise the First Option; and

(d)	upon delivery of the First Option Confirmation Notice, by Royal Gold paying the First Option Purchase Price to Seabridge as follows:

(i)
one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge upon release of the First Option Royalty Agreement from escrow in accordance with the Escrow Agreement (provided that, if the First Option Confirmation Notice and the Second Option Confirmation Notice are delivered at the same time, then such payment shall be made upon release of the Second Option Royalty Agreement from escrow in accordance with the Escrow Agreement);

(ii)	one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 270 days after the delivery of the First Option Confirmation Notice; and

(iii)	one-third (1/3) of the First Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 540 days after the delivery of the First Option Confirmation Notice.

(2)           Upon delivery of the First Option Confirmation Notice:

(a)	the Royalty shall immediately vest in Royal Gold at a Royalty Percentage of 1.25 percent; and

(b)
the First Option Royalty Agreement shall be released from escrow in accordance with the terms and conditions of the Escrow Agreement (provided that, if the First Option Confirmation Notice and the Second Option Confirmation Notice are delivered at the same time, then only the Second Option Royalty Agreement shall be released from escrow in accordance with Section 4.02(2)(b)), provided that, in the event that Royal Gold fails to complete its payment of the First Option Purchase Price in accordance with Section 4.01(1)(d), then:

(c)	the First Option Royalty Agreement shall terminate;

(d)
Royal Gold shall not be obligated to make any further payments in respect of the First Option Purchase Price and Seabridge shall be entitled to keep any portion of the First Option Purchase Price previously paid by Royal Gold (subject to any other remedy that Royal Gold may have under this Agreement or at law); and

(e)	this Agreement shall terminate.

(3)           For greater certainty, provided that the First Option Notice is delivered during the First Option Exercise Period in accordance with Section 4.01(1)(a), the delivery of the First Option Confirmation Notice and exercise of the First Option may occur after the expiry of the First Option Exercise Period.

(4)           Seabridge shall use its good faith commercially reasonable endeavours to achieve fulfilment of paragraph (a) of the definition of First Option Conditions to the extent that fulfilment of such First Option Conditions is reasonably within its control.

4.02	Grant of Second Option

(1)           Subject to the satisfaction of the Second Option Conditions (or Seabridge waiving such conditions in writing), Seabridge hereby grants to Royal Gold an irrevocable option (the “Second Option”) to increase the Royalty Percentage by 0.75 percent (that is, to a total Royalty Percentage of two (2) percent), which option Royal Gold may exercise, in its sole discretion, as follows:

(a)
by Royal Gold delivering a written notice (the “Second Option Notice”) to Seabridge at any time during the Second Option Exercise Period notifying Seabridge that it may wish, but is not obliged, to exercise the Second Option;

(b)
within ten (10) days of the receipt of the Second Option Notice, Seabridge shall deliver to Royal Gold a certificate (the “Second Option Certificate”) signed by Seabridge and repeating each of the representations and warranties of Seabridge in Section 2.02 hereof, provided that, Seabridge may deliver with the Second Option Certificate an updated Disclosure Letter containing such qualifications to the representations contained in Sections 2.02(i) to 2.02(o) as may be necessary to provide accurate representations and warranties as at the date of the Second Option Certificate (which representations and warranties will be deemed to have been repeated on the date the Second Option Confirmation Notice is delivered);

(c)
within ten (10) days of the receipt of the Second Option Certificate, by Royal Gold delivering written notice (the “Second Option Confirmation Notice”) to Seabridge confirming that it wishes to exercise the Second Option; and

(d)	upon delivery of the Second Option Confirmation Notice, by Royal Gold paying the Second Option Purchase Price to Seabridge as follows:

(i)	one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge upon release of the Second Option Royalty Agreement from escrow in accordance with the Escrow Agreement;

(ii)	one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 270 days after the delivery of the Second Option Confirmation Notice; and

(iii)	one-third (1/3) of the Second Option Purchase Price shall be payable by Royal Gold to Seabridge on or before the date that is 540 days after the delivery of the Second Option Confirmation Notice.

(2)           Upon delivery of the Second Option Confirmation Notice:

(a)	the Royalty Percentage shall be deemed to have been increased by 0.75 percent (that is, to a total Royalty Percentage of two (2) percent) and shall immediately vest in Royal Gold; and

(b)
the Second Option Royalty Agreement shall be released from escrow in accordance with the terms and conditions of the Escrow Agreement (and the First Option Royalty Agreement shall, if previously released from escrow in accordance with Section 4.01(2)(b), be returned into escrow to be held in accordance with the Escrow Agreement), provided that, in the event that Royal Gold fails to complete its payment of the Second Option Purchase Price in accordance with Section 4.02(1)(d), then:

(c)
the Second Option Royalty Agreement shall terminate (and the First Option Royalty Agreement shall, unless the First Option Royalty Agreement has been terminated in accordance with Section 4.01(2)(c), be released from escrow in accordance with the terms and conditions of the Escrow Agreement);

(d)
Royal Gold shall not be obligated to make any further payments in respect of the Second Option Purchase Price and Seabridge shall be entitled to keep any portion of the Second Option Purchase Price previously paid by Royal Gold (subject to any other remedy that Royal Gold may have under this Agreement or at law); and

(e)	this Agreement shall terminate.

(3)           For greater certainty:

(a)
provided that the Second Option Notice is delivered during the Second Option Exercise Period in accordance with Section 4.02(1)(a), the delivery of the Second Option Confirmation Notice and exercise of the Second Option may occur after the expiry of the Second Option Exercise Period; and

(b)	Royal Gold may deliver the First Option Notice and the Second Option Notice at the same time (subject to meeting the First Option Conditions and the Second Option Conditions).

4.03	Satisfaction of Option Conditions

For the purposes of determining whether paragraph (b) of the First Option Conditions or paragraph (c) of the Second Option Conditions have been satisfied by Royal Gold:

(a)
if Royal Gold is not the registered holder of the Shares it is required to hold throughout the relevant period in respect of the First Option Condition referred to above,  Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this First Option Condition together with copies of statements of its relevant brokerage accounts showing the transaction in its brokerage accounts over the relevant period and the balance of its holdings of Shares throughout the period or in such other manner reasonably acceptable to Seabridge;

(b)
if Royal Gold is not the registered holder of the Shares it is required to hold throughout the relevant period in respect of the Second Option Condition referred to above,  Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this Second Option Condition together with copies of statements of its relevant brokerage accounts showing the transactions in its brokerage accounts over the relevant period and the balance of its holdings of Shares throughout the period or in such other manner reasonably acceptable to Seabridge; and

(c)	for greater certainty, all short positions of Royal Gold in respect of the Shares, if any, shall be deducted from the long positions of Royal Gold in respect of the Shares.

4.04	Use of Purchase Price Proceeds

The proceeds from each instalment of the First Option Purchase Price and the Second Option Purchase Price will be used by Seabridge to fund Development of the Project on the Subject Properties.

SECTION 5 – ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS

5.01	Additional Seabridge Covenants

(1)           From the Effective Date until the expiry of the Second Option Exercise Period, Seabridge shall:

(a)
preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation and the qualifications required in view of its business and operations or the ownership of its properties;

(b)
maintain, preserve, protect and defend, at its own expense, its ownership of and title to the Subject Properties, including, paying when due all fees, Taxes, Liens and assessments, and doing all other things and making all other payments necessary or appropriate to maintain the ownership, right, title and interest of Seabridge in the Subject Properties and under this Agreement;

(c)	refrain from agreeing to any amendment to or waiver in respect of the terms of:

(i)	the Subject Properties; and

(ii)	any other agreement related to the Subject Properties,

which may have a material adverse effect on the interests of Royal Gold under this Agreement or the Royalty Agreement without the prior written consent of Royal Gold;

(d)
promptly deliver to Royal Gold any notices, demands, or other communications relating to the Subject Properties that Seabridge receives from any Governmental Authority, any regulatory authority or any third party, except that in the case of notices, demands or other communications from third parties, the foregoing shall only apply to notices, demands or other communications relating to the matters referred to in Sections 2.02(j), 2.02(l), 2.02(m) and 2.02(n);

(e)	provide to Royal Gold, as and when prepared:

(i)	notice of any material change or changes to the development plan for the Project;

(ii)	quarterly construction, operating and exploration reports concerning the Project;

(iii)	applicable Smelter Contracts and Refining Contracts;

(iv)	annual reserve and resource reports, including reports that identify the reserves and resources within the Subject Properties and the Project;

(v)	any other material engineering or economic studies relating to the Project;

(vi)	annual budget, production forecast and mine operating plan in respect of the Project; and

(vii)
notice of any material event, including insolvency, force majeure or material breach under a Material Agreement, labour or social disruption of operations, legal action and any actual or threatened withdrawal of any government or third party approval which relates to the Project;

(f)
maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Seabridge and its operations, the Project and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mineral projects or other operations of similar size and scope in British Columbia;

(g)
at all times comply in all material respects with all applicable Governmental Requirements relating to Seabridge’s operations on or with respect to the Subject Properties and the Project, including Environmental Laws; provided, however, Seabridge shall have the right to contest any such requirements if such contest does not jeopardize title to or its operations on the Subject Properties or the Project or Royal Gold’s rights under this Agreement;

(h)	timely and fully perform in all material respects all environmental protection and reclamation activities required on or with respect to the Subject Properties and the Project;

(i)	use reasonable commercial efforts in good faith to:

(i)	conduct Operations in accordance with Good Mining Practice and Governmental Requirements ;

(ii)	subject to (but only in the case of Seabridge and not in the case of any Transferee) Section 5.03, ensure timely Development and permitting of the Project; and

(iii)	comply with all Material Agreements.

(2)           In order to assist Royal Gold in determining whether to exercise the First Option or the Second Option, Seabridge shall, from time to time as requested by Royal Gold, from the Effective Date until the expiry of the Second Option Exercise Period,

(a)	give or cause to be given to Royal Gold and its agents and representatives full access to:

(i)	all books, records, agreements, financial and operating data and other information or documents concerning the Project and the Subject Properties in the possession or control of Seabridge; and

(ii)	such other information relating to Seabridge, the Project and the Subject Properties that Royal Gold and its agents and representatives may reasonably request; and

(b)
at any reasonable time during normal business hours and from time to time, on reasonable prior notice, permit Royal Gold acting through its officers, employees and representatives (the “Representatives”), acting reasonably and at their own expense, to visit and inspect the Project (including the Subject Properties and all improvements thereto and operations thereon) and to discuss the operations, technical findings, affairs, finances and accounts of Seabridge and other matters affecting Seabridge and its properties with the officers of Seabridge, provided that:

(i)
Seabridge shall not be responsible for injuries to or damages suffered by Royal Gold or its Representatives while visiting the Project unless such injuries or damages are caused or contributed to by the gross negligence or wilful misconduct of Seabridge or its representatives; and

(ii)	such site inspection activities shall also be subject to supervision of Seabridge, conducted in compliance with Governmental Requirements and Seabridge’s safety and workplace rules and procedures.

Royal Gold and its Representatives shall not permit their activities permitted by this Section 5.01(2) to unreasonably interfere with the business and operations of Seabridge and its properties, including the Project site, and agree that such activities shall be subject to the confidentiality provisions of this Agreement.

(3)           If Seabridge decides to abandon, forfeit, terminate or not renew any Mineral Tenure in the Subject Properties, Seabridge shall first give Royal Gold the right to receive such Mineral Tenure at no additional cost, provided that if Seabridge, subject to compliance with Section 6.02, enters into any arrangement (a “Third Party Agreement”) with a third party to mutually develop the Project which results in Seabridge’s direct or indirect beneficial ownership of the Subject Properties being reduced to less than 50 percent, or which otherwise results in Seabridge not having control over the abandonment, forfeiture, termination or non-renewal of any such Mineral Tenure, Royal Gold’s right of first refusal in accordance with this Section 5.01(3) shall be subordinated to the right, if any, on the part of Seabridge to receive such Mineral Tenure.

(4)           Royal Gold has the right of first refusal to purchase all of any royalty, production payment, streaming or such similar right with respect to production of Subject Metals from the Subject Properties and the Project (the “Offered Interest”) proposed to be sold by Seabridge to any third party other than an Affiliate (provided that any Affiliate to which such a Transfer is made should itself be bound by this Section 5.01(4)).  If Seabridge wishes to Transfer the Offered Interest to any third party other than an Affiliate and receives a bona fide offer which it is willing to consider, Seabridge must give written notice to Royal Gold of the identity of such third party and all the material terms of such proposed sale (the “Sale Terms”).  The Sale Terms must be bona fide terms capable of acceptance by Royal Gold and must contain a sale price stated in cash or to the extent that there is any non-cash purchase consideration, such non-cash consideration must be converted at its fair market value into a stated cash equivalent for purposes hereof.  Royal Gold shall then have 30 days from the date of receipt of such notice to elect to purchase the Offered Interest on terms no less favourable to Royal Gold than those contained in the Sale Terms.  If Royal Gold does not make an election within such 30 day period, Royal Gold shall be deemed to have elected not to purchase the Offered Interest.  If Royal Gold does not elect to purchase the Offered Interest, then Seabridge may sell the Offered Interest to such third party on terms no more favourable to such third party, than the terms contained in the Sale Terms within the 60 day period immediately following Royal Gold’s 30 day election period.  If Seabridge does not complete the sale of the Offered Interest within such 60 day sale period, then Royal Gold shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by Seabridge.

5.02	Additional Royal Gold Covenants

Royal Gold shall provide prompt written notice to Seabridge if, at any time:

(a)	during the First Option Exercise Period, it fails to meet the requirements of paragraph (b) of the First Option Conditions; and

(b)	during the Second Option Exercise Period, it fails to meet the requirements of paragraph (c) of the Second Option Conditions.

5.03	Acknowledgements

Royal Gold acknowledges that Seabridge has publicly announced that it does not anticipate commencing construction at the Project or proceeding with commencement of commercial production on its own and that Seabridge currently lacks the expertise and resources to undertake such work. Accordingly, Royal Gold acknowledges that it is the desire of Seabridge to reach an agreement to form a joint venture with a major mining company with such requisite expertise and resources or an agreement for the acquisition of some or all of Seabridge or the Subject Properties by such a major mining company. Seabridge acknowledges and agrees that any such major mining company shall be a Transferee to which the requirements of Section 6.02 shall apply and that the acknowledgements contained in this Section 5.03 shall not extend for the benefit of any such Transferee.

SECTION 6 - TRANSFERS

6.01	Limitation on Transfers by Royal Gold

Royal Gold may Transfer its interest under this Agreement to:

(a)	an Affiliate by providing 10 days’ prior written notice to Seabridge; and

(b)
with the prior written consent of Seabridge, not to be unreasonably withheld, at any time after the First Option Conditions have been satisfied or waived by Seabridge, to any Person who is not an Affiliate by providing 60 days’ prior written notice to Seabridge.

Before any direct or indirect Transfer by Royal Gold of its interest under this Agreement shall become effective, Royal Gold shall first have delivered to Seabridge an executed deed by the Person receiving the interest subject to the Transfer and enforceable by Seabridge, undertaking that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer.

6.02	Limitations on Transfers by Seabridge

(1)           The First Option and the Second Option, subject to the satisfaction of the relevant conditions hereunder, and the Royalty, once granted hereunder, shall remain an interest in the Subject Properties and a burden upon the Project, and not merely a contractual obligation of Seabridge, notwithstanding any changes in the identity, financial condition or composition of the owner, manager or operator of the Subject Properties and the Project and in effecting any direct or indirect Transfer of any interest in the Transaction Documents (or any of them), the Project or the Subject Properties to any Transferee, Seabridge shall act in good faith to ensure that this remains the case notwithstanding such Transfer.

(2)           Seabridge shall provide, at least 60 days prior to any actual direct or indirect Transfer of all or any portion of its interests in the Transaction Documents, the Project or the Subject Properties, written notice to Royal Gold of:

(a)
Seabridge’s intention to potentially Transfer all (a “Full Transfer”) or any portion of (a “Partial Transfer”) its interests in the Transaction Documents, the Project or the Subject Properties to a potential Transferee; and

(b)	the identity of such potential Transferee,

and shall, unless otherwise requested by Royal Gold in writing, keep Royal Gold reasonably informed about the high level details of any negotiations in respect of such potential Transfer.

(3)           No direct or indirect Transfer of all or any portion of Seabridge’s interest in any Transaction Document, the Project or the Subject Properties (including any Transfer by merger, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), shall become effective or relieve Seabridge of its obligations under any Transaction Document, including its obligation to grant the Royalty under this Agreement or to pay the Royalty under the Royalty Agreement, unless Seabridge shall first have delivered to Royal Gold a written undertaking (a “Deed of Accession”), executed by public deed in form and substance satisfactory to Royal Gold, acting reasonably, by the Transferee receiving the interest subject to the Transfer and enforceable by Royal Gold, that it will be bound by the terms and conditions of the Transaction Documents and any amendments hereto with respect to the interest subject to the Transfer.  To the extent that the Project is held by a Subsidiary of Seabridge, such restrictions shall apply to the equity interests in the Project held by Seabridge, mutatis mutandis. Upon Seabridge completing such a Transfer and providing Royal Gold with a compliant Deed of Accession executed by the Transferee receiving the interest subject to the Transfer, Seabridge will be relieved from its liabilities, obligations and burdens under the Transaction Documents to the extent that such liabilities, obligations and burdens have been expressly assumed by such Transferee in accordance with such Deed of Accession, but, for greater certainty, to the extent that such Transfer is a Partial Transfer and the Deed of Accession does not result in such Transferee being bound by all the liabilities, obligations and burdens of Seabridge in accordance with the Transaction Documents as if a named party in the first instance:

(a)
each of Seabridge and such Transferee shall be severally liable to Royal Gold as to each of the respective liabilities, obligations and burdens in accordance with the Transaction Documents (as read together with the Deed of Accession); and

(b)
such Deed of Accession shall also provide that, one of Seabridge or the Transferee (or one of their respective Affiliates) will be the operator of the Project following such Partial Transfer and that such operator is irrevocably appointed by each of them as its agent to calculate and pay any Royalty which is or may become payable to Royal Gold in accordance with the terms of the Transaction Documents on each of their behalf out of their respective shares of production from the Subject Properties, provided that for greater certainty such agency power shall not relieve either Seabridge or the Transferee of its obligation to comply with the Transaction Documents (as read with the Deed of Accession), including payment of the Royalties.

(4)           To the extent the First Option and/or the Second Option has not been exercised by Royal Gold as at the time of any direct or indirect Transfer of all or any portion of Seabridge’s interest in any Transaction Document, the Project or the Subject Properties, Seabridge and/or the Transferee under such Transfer shall, upon request by Royal Gold, promptly execute and deliver a revised First Option Royalty Agreement and/or a revised Second Option Royalty Agreement, as applicable, with such changes as may be required to reflect such Transferee as a party to such agreements, and such revised agreements shall, upon delivery in proper form, replace any agreements then held in escrow in accordance with the Escrow Agreement and shall be held in escrow on the terms and conditions contained therein.

6.03	Inurement

This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and assigns in accordance with Section 6.02.

SECTION 7 – CONFIDENTIAL INFORMATION

7.01	Confidential Information

(1)           Royal Gold shall not, and shall cause its Representatives not to, without the express written consent of Seabridge, which consent shall not be unreasonably withheld or delayed, disclose to third parties any information disclosed by Seabridge to Royal Gold under Section 5.01(2) (the “Confidential Information”).  Royal Gold shall:

(a)
in respect of disclosure of Confidential Information in accordance with Section 7.01(2) only disclose it to those Representatives or third parties, on a need to know basis and where those Representatives or third parties have been informed of the confidential nature of such material and where such third parties agree in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information;

(b)	ensure that proper and secure storage is provided for the Confidential Information; and

(c)
ensure that none of its Representatives or third parties to which access has been granted to Confidential Information as provided herein, does any act or thing which, if done by Royal Gold, would constitute a breach of Applicable Laws or the undertakings contained in this Agreement.

(2)           Notwithstanding the provisions of Section 7.01(1), Royal Gold may disclose any Confidential Information without the consent of Seabridge:

(a)
if required to be made for compliance with any law, regulation or a requirement or order of a court having jurisdiction over Royal Gold or its Affiliates, provided that Royal Gold shall disclose only such data or information as is required to be disclosed and provided further that Royal Gold shall promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure and to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such information;

(b)
if required by Royal Gold’s securities exchanges or securities regulatory authority, provided that Royal Gold shall (to the extent permitted by law) promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure;

(c)	to any of Royal Gold’s Representatives;

(d)
to any third party to whom Royal Gold, in good faith, anticipates directly or indirectly selling or assigning any portion of Royal Gold’s interest hereunder or with whom Royal Gold contemplates undertaking a merger or business combination, provided that any such third party has first agreed in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information; or

(e)
to a prospective lender to whom any portion of Royal Gold’s interest hereunder is proposed to be granted as security, provided that any such lender has first agreed in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information.

(3)           In the event that Royal Gold intends to make any disclosure in accordance with Sections 7.01(2)(a) or 7.01(2)(b) (the “Required Disclosure”), Royal Gold shall:

(a)	to the extent permitted by the relevant requirement, provide Seabridge with the full written text of the proposed Required Disclosure prior to its first publication;

(b)	consider all reasonable amendments to the Required Disclosure as may be proposed by Seabridge; and

(c)	be solely and entirely responsible for the contents of the Required Disclosure.

7.02	Prior Information and Information in Public Domain

Notwithstanding Section 7.01(1):

(a)
any information developed by Royal Gold, except to the extent that it includes Confidential Information, or which was in Royal Gold’s possession prior to the date of this Agreement shall not constitute Confidential Information; and

(b)	where Confidential Information:

(i)
subsequently became available to Royal Gold on a non-confidential basis from a source other than Seabridge or its Representatives, provided that such source was not bound by a confidentiality agreement with Seabridge or any of its Representatives or was otherwise prohibited from transmitting the information to Royal Gold or its representatives by a contractual, legal or fiduciary obligation; and

(ii)	becomes part of the public domain through no act or omission in breach of Section 7.01,

then such Confidential Information shall cease to be Confidential Information for the purposes of Section 7.01.

7.03	Public Announcements by Seabridge

Seabridge shall consult with Royal Gold at a reasonable time prior to issuing any press release or other public disclosure regarding Royal Gold or the Transaction Documents (including the transactions contemplated thereunder) and shall afford Royal Gold a reasonable opportunity to comment on the written text of such proposed disclosure.

SECTION 8- DISPUTE RESOLUTION

8.01	Dispute Resolution

(1)           The Parties shall use reasonable commercial efforts to resolve any controversies, disputes or claims arising under this Agreement. If for any reason any Dispute arising out of this Agreement is not resolved by negotiation and agreement within thirty (30) days after the delivery of a written notice of Dispute, the Dispute shall be determined by arbitration as provided in this Section 8.

(2)           All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Vancouver, British Columbia. The language of the Arbitration shall be English. Judgment may be entered upon an award in any court of competent jurisdiction.

(3)           The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within thirty (30) days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within thirty (30) days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed by the ICC.

(4)           Notwithstanding the provisions of Section 8.01(1), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.

(5)           In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.

(6)           If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.

(7)           Nothing contained in this Section 8 shall prevent or restrict either Party from seeking urgent interlocutory relief from any court of competent jurisdiction.

(8)           Each Party shall continue performance of its obligations under this Agreement notwithstanding the existence of a Dispute.

SECTION 9 - TERMINATION

9.01	Termination by Notice

Royal Gold may terminate this Agreement at any time on written notice to that effect to Seabridge and, on receipt of such notice by Seabridge, this Agreement shall be terminated and the Parties shall have no further obligations under this Agreement.

9.02	Termination by Failure to Satisfy First Option Conditions

In the event that either of the First Option Conditions is not satisfied or is no longer capable of being satisfied (and has not been previously waived by Seabridge), this Agreement and all obligations of the Parties hereunder shall immediately terminate as of such date.

9.03	Termination by Failure to Exercise First Option

In the event that Royal Gold fails to exercise the First Option within the First Option Exercise Period pursuant to the terms of this Agreement, the First Option shall be deemed to have lapsed without being exercised on the last day of the First Option Exercise Period and this Agreement shall thereafter terminate and the Parties shall have no further obligations under this Agreement.

9.04	Termination by Failure to Exercise Second Option

Subject to Royal Gold having completed the exercise of the First Option in accordance with Section 4.01(1), in the event that Royal Gold fails to exercise the Second Option within the Second Option Exercise Period pursuant to the terms of this Agreement, the Second Option shall be deemed to have lapsed without being exercised on the last day of the Second Option Exercise Period and this Agreement shall thereafter terminate and the Parties shall have no further obligations under this Agreement.

9.05	Termination following Exercise of Second Option

Subject to Royal Gold having completed the exercise of the First Option in accordance with Section 4.01(1), this Agreement shall terminate upon the date on which Royal Gold completes the payment of the Second Option Purchase Price.

9.06	Termination for Default

If either Party considers that the other Party has defaulted under this Agreement (the “Defaulting Party”), the non-Defaulting Party may give written notice to the Defaulting Party stating the specifics of the alleged default.  If the Defaulting Party has failed to take reasonable steps to cure the default, has failed to dispute the notice of default or has failed to submit the matter of default to arbitration under Section 8 within sixty (60) days of such notice, then the non-Defaulting Party may terminate this Agreement by giving the Defaulting Party written notice of such termination.

9.07	No Other Termination

This Agreement may not be terminated by any Party except as expressly provided in Sections 4.01(2)(e), 4.02(2)(e), 9.01, 9.02, 9.03, 9.04, 9.05 or 9.06 or by mutual written agreement of the Parties.

9.08	Effect of Termination

For greater certainty, the termination of this Agreement shall not terminate any other Agreements between the Parties, including the First Tranche Subscription Agreement, the Second Tranche Subscription Agreement or the Royalty Agreement.

SECTION 10 - NOTICE

10.01	Notice

Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

If to Royal Gold:

1660 Wynkoop Street, Suite 1000
Denver, CO  80202-1132
USA
Attention:  Vice President and General Counsel
Facsimile:  (303) 595-9385

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
P.O. Box 10424, Pacific Centre
Suite 1300, 777 Dunsmuir Street
Vancouver, BC  V7Y 1K2
Canada
Attention:  Roger Taplin
Facsimile:  (604) 622-5723

If to Seabridge, at:

106 Front Street East, Suite 400
Toronto, ON M5A 1E1
Canada
Attention:  President
Fax:  (416) 367-2711

With a copy to (which shall not constitute notice):

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, BC V6C 2T5
Canada
Attention:  C. Bruce Scott
Fax:  (604) 687-8772

Any notice, direction or instrument aforesaid shall:

(a)	if delivered, be deemed to have been given or made at the time of delivery; and

(b)	if sent by facsimile or other telecommunication device or other similar form of communication, be deemed to have been given or made on the day following the Business Day on which it was sent.

Either of Seabridge or Royal Gold may at any time give to the other notice in writing of any change of its address and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address for the purposes of giving notice hereunder.

SECTION 11 - GENERAL

11.01	Entire Agreement

This Agreement and the other Transactions Documents contain the entire understanding of the Parties and supersede all prior agreements and understandings between the Parties relating to the subject matter contained herein or therein.

11.02	No Waiver of Breaches

No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

11.03	Further Assurances

The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in the Subject Properties and the Project.

11.04	Remedies Cumulative

The right and remedies of the Parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

11.05	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and same instrument.

[The balance of this page intentionally left blank]

11.06	Electronic Transmission

Delivery of an executed signature page to this Agreement by any Party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

SEABRIDGE GOLD INC.

By:	/s/Rudi P. Fronk
Authorized signatory

RGLD GOLD CANADA, INC.

By:	/s/William Heissenbuttel
Authorized signatory

SCHEDULE A

FIRST TRANCHE SUBSCRIPTION AGREEMENT

[See attached]

SCHEDULE B

FORM OF ROYALTY AGREEMENT

ROYALTY AGREEMENT

- between -

SEABRIDGE GOLD INC.

- and -

RGLD GOLD CANADA, INC.

[Note: Insert date]

TABLE OF CONTENTS

SECTION 1 - CERTAIN DEFINED TERMS AND CONSTRUCTION		2
1.1	Definitions	2
1.2	Construction	7
1.3	Ambiguity	8
1.4	Meaning of Control	8
1.5	Day Not a Business Day	8
1.6	Schedules	9
SECTION 2 – ROYALTY		9
2.1	Royalty	9
2.2	Amount of Subject Metals	9
2.3	Time and Manner of Payment of the Royalty	10
SECTION 3 - REPRESENTATIONS AND WARRANTIES		12
3.1	Royal Gold’s Representations and Warranties	11
3.2	Seabridge’s Representations and Warranties	12
SECTION 4 - GENERAL COVENANTS REGARDING THE ROYALTY		13
4.1	Hedging Transactions: Futures, Options and Other Trading	13
4.2	Sale of Unprocessed Ore	13
4.3	Commingling	13
4.4	Deemed Sales of Subject Minerals	14
4.5	Royalty as Operating Expense	14
4.6	Registration of Royalty Interest	14
4.7	Books and Records	14
4.8	Inspections	14
4.9	Reports	15
4.10	Maintenance of Insurance	15
4.11	Preservation of Existence	15
4.12	Confidential Information	15
4.13	Prior Information and Information in Public Domain	17
4.14	Public Announcements by Seabridge	17
4.15	Compliance with Law	18
4.16	Stockpiles, Tailings and Residues	18
4.17	Rights of First Refusal	18
4.18	Title Maintenance and Taxes; Conversion and Exchange Rights	19
4.19	Marketing and Shipment	19
4.20	Development and Operations	19
4.21	Covenants Running with the Subject Properties	19
4.22	Limitations on Transfers by Royal Gold	20
4.23	Limitations on Transfers by Seabridge	21

i

SECTION 5 – MISCELLANEOUS		22
5.1	Governing Law	22
5.2	Dispute Resolution	22
5.3	Notices	23
5.4	Indemnification	24
5.5	Further Assurances	25
5.6	No Partnership	25
5.7	Business Opportunity	25
5.8	Time of the Essence	25
5.9	Entire Agreement	26
5.10	Amendment	26
5.11	No Waiver	26
5.12	Taxes	26
5.13	No Brokers or Commissions	26
5.14	Severability	27
5.15	Inurement	27
5.16	Costs and Expenses	27
5.17	Counterparts and Electronic Transmission	28
SCHEDULE A MINERAL TENURES		A-1

ii

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT executed as of the ● day of ●, ●.

BETWEEN:

SEABRIDGE GOLD INC., a corporation subsisting under the laws of Canada and having a registered office at 106 Front Street East, Suite 400, Toronto, ON  M5A 1E1

(“Seabridge”)

OF THE FIRST PART,

AND:

RGLD GOLD CANADA, INC., a body corporate subsisting under the laws of Canada and having a registered office at Suite 5300, Toronto Dominion Bank Tower, Toronto ON  M5K 1E6

(“Royal Gold”)

OF THE SECOND PART,

WHEREAS:

A.	Seabridge owns and operates the Project.

B.
Seabridge and Royal Gold entered into an agreement dated as of ● (the “Option Agreement”), whereby Seabridge granted Royal Gold an option to purchase from Seabridge a net smelter returns royalty, at a royalty percentage of either 1.25% or 2.0% on 100% of the payable gold and silver production from any of the Mineral Tenures of the Project (the “Royalty”).

C.	Royal Gold has now exercised its option to purchase the Royalty at a royalty percentage of ●% [Note: insert relevant percentage as per Option Agreement]

D.
Subject to and in consideration of the payment of the Purchase Price in accordance with the Option Agreement, Seabridge hereby sells, transfers and assigns to Royal Gold the Royalty, on and subject to the terms and conditions set forth herein.

NOW THEREFORE in consideration of the promises and mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:

SECTION 1 - CERTAIN DEFINED TERMS AND CONSTRUCTION

1.1	Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings, respectively:

(1)           “Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person;

(2)           “Agreement” means this Royalty Agreement, including all Schedules hereto;

(3)           “Allowable Deductions” means the aggregate of the following costs and charges that accrue or are paid in the relevant period but only to the extent bona fide incurred and borne by Seabridge in relation to the Subject Metals in such period and without double counting:

(a)
in relation to Subject Metals that are not in the form of Refined Gold or Refined Silver and that are finally disposed of by Seabridge (or an Affiliate thereof) by means of a sale to a smelter in accordance with a Smelter Contract, the refining charge in respect of such Subject Metals assessed by the smelter in accordance with the relevant Smelter Contract;

(b)
in relation to Subject Metals in the form of Refined Gold or Refined Silver that are finally disposed of by Seabridge (or an Affiliate thereof), the costs of loading, securing, insuring and transporting the doré from the Project to the refinery and the costs of refining such doré, all such costs being in accordance with the relevant Refining Contract; and

(c)
in relation to Subject Metals that do not fall within paragraphs (a) or (b) above (including deemed sales in accordance with Section 4.4), no expenses, charges or costs shall be counted as Allowable Deductions, provided that the Allowable Deductions in paragraph (a) above shall not include concentrate costs such as treatment charges, refining charges other than in respect of Subject Metals, assaying charges, umpiring charges, selling and brokerage charges, penalty payments, price participations or freight costs, mining costs, processing costs, general and administrative expenses (even if incurred offsite), government or other royalties, production costs, import, export or income taxes, environmental costs and expenses or any other cost of reduction in value other than specifically noted in paragraph (a) above;

(4)           “Applicable Laws” has the meaning given to such term in the Option Agreement;

(5)           “Approvals” means any authorizations, licenses, permits, consents, waivers, grant notices, approvals, rulings, orders, certifications, exemptions, filings, variances, decrees, registrations, or other actions, whether written or oral, of, by, from or on behalf of any Governmental Authority or any other third party, together with all easements, rights-of-way and other rights to access or use property;

(6)           “Business Day” in any jurisdiction means a day, other than a Saturday or Sunday, on which banks in such jurisdiction are generally open for business;

(7)           “Commingling Plan” means a written plan specifying in reasonable detail the methods and procedures for weighing, measuring, sampling and analyzing Subject Metals and other valuable products from other properties prior to commingling the same, so that quantities of Subject Metals and other valuable products from the Subject Properties and the Royalty can be reasonably and accurately determined, provided that such plan shall comply with Good Mining Practice and shall be prepared by Seabridge and submitted to and approved by Royal Gold prior to commingling of Subject Metals with other valuable products from other properties in accordance with Section 4.3;

(8)           “Confidential Information” has the meaning set forth in Section 4.8;

(9)           “Deed of Accession” has the meaning set forth in Section 4.23(c);

(10)           “Development” has the meaning given to such term in the Option Agreement;

(11)           “Disclosure Letter” has the meaning given to such term in the Option Agreement;

(12)           “Dispute” means a dispute arising out of, or connected with, this Agreement or any legal relationship associated with, or derived from, this Agreement.  For further clarification, any dispute under the Option Agreement shall not be considered a Dispute for the purposes of this Agreement;

(13)           “Environmental Laws” means Governmental Requirements relating to pollution or protection of human health or the environment, including Governmental Requirements relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Subject Properties, the Project, the other assets owned, controlled or managed by Seabridge which are used on or in connection with the Subject Properties or the Project or to the activities of Seabridge on or in connection with the Subject Properties or the Project;

(14)           “First Option Purchase Price” has the meaning given to such term in the Option Agreement;

(15)           “Full Transfer” has the meaning set forth in Section 4.23(b)(i);

(16)           “Good Mining Practice” means, in relation to mining or metallurgy, those practices, methods and acts engaged in or approved by a person which, in the conduct of its undertaking, exercises that degree of safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised by skilled and experienced operators engaged in the mining and metallurgical industry in Canada;

(17)           “Governmental Authority” means the government or any state, provincial, territorial, divisional, county, regional, city or other political subdivision thereof and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project or the Subject Properties;

(18)           “Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authority;

(19)           “ICC” has the meaning set forth in Section 5.2(b);

(20)           “Lien” means, as to any property or asset owned or held by a Person, any mortgage, deed of trust, lien, pledge, charge, security interest, preferential right, assignment, option, production payment or royalty (which for greater certainty excludes any Smelter Contract or Refining Contract), or other encumbrance in, on or to, or any interest or title of any vendor, lessor, purchaser or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, such property or asset, the signing of any mortgage, deed of trust, pledge, charge, security agreement, assignment or similar instrument with respect to such property or asset, or the signing or filing of a financing statement with respect to such property or asset which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement with respect to such property or asset;

(21)           “LBMA” means the London Bullion Market Association;

(22)           “LIBOR” means the London Interbank Offered Rate, which is, for the period in respect of which an amount is due, the arithmetic average (rounded if necessary, to the nearest four decimal places) of the respective rates per annum for $US deposits for the relevant period posted on the Reuters Screen LIBO page at or about 11:00 a.m. two Business Days before the first day of such relevant period;

(23)           “Losses” has the meaning set forth in Section 5.4(a);

(24)           “Materials” has the meaning set forth in Section 4.16;

(25)           “Material Agreements” means all Smelter Contracts, Refining Contracts and all other material contracts, agreements (including joint venture or partnership agreements concerning the Project), leases, instruments and other material binding commitments and undertakings of Seabridge necessary for the Development and operation of the Project;

(26)           “Mineral Tenures” means the mineral claims, leases or other forms of mineral tenure described in Schedule A attached hereto and includes any extension of time or renewal thereof and any permits, licenses or other interests in minerals or rights to occupy, use, exploit, operate or extract minerals therefrom;

(27)           “Net Smelter Returns” means, in respect of any period, the amount determined in accordance with the following formula:

Net Smelter Returns = (A x B) – C

where

A is the payable amount for the relevant period in respect of each applicable Subject Metal determined in accordance with Section 2.2;

B is the Relevant Sales Price in respect of the each applicable Subject Metal; and

C are the Allowable Deductions;

(28)           “NYMEX” means the New York Mercantile Exchange;

(29)           “Offered Interest” has the meaning set forth in Section 4.17(b);

(30)           “Option Agreement” has the meaning set forth in Recital B hereto;

(31)           “Partial Transfer” has the meaning set forth in Section 4.23(b)(i);

(32)           “Parties” means Seabridge and Royal Gold, and “Party” means either one of Seabridge and Royal Gold;

(33)           “Permitted Liens” has the meaning given to such term in the Option Agreement;

(34)           “Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority, and pronouns have a similarly extended meaning;

(35)           “Project” means the polymetallic mining project known as the Kerr Sulphurets Mitchell project located in northwestern British Columbia (as such project is constituted from time to time), which involves the construction, Development and operation of the facilities necessary for the production and transport of Subject Metals and other valuable products from the Subject Properties, including all related surface and water rights, activities, services, equipment, infrastructure and resources necessary for such purpose;

(36)           “Purchase Price” means the applicable purchase price of the Royalty in accordance with the Option Agreement, being either the First Option Purchase Price or the First Option Purchase Price and the Second Option Purchase Price as the case may be;

(37)           “Refined Gold” means refined gold meeting the good delivery requirements of the LBMA or, in the absence of such requirements, having a fineness of 995 parts per thousand;

(38)           “Refined Silver” means refined silver meeting the good delivery requirements of the LBMA or, in the absence of such requirements, having a fineness of 999 parts per thousand;

(39)           “Refining Contract” means any arms length contract between Seabridge and any refinery for the refining of Subject Metals and for greater certainty shall not include a Smelter Contract;

(40)           “Relevant Sales Price” means:

(a)
in relation to Subject Metals that are not in the form of Refined Gold or Refined Silver and that are finally disposed of by Seabridge (or an Affiliate thereof) by means of a sale to a smelter under a Smelter Contract, the gold and silver metal prices, as applicable, expressed in US$ per troy ounce and determined under the relevant Smelter Contract, but before any reductions in value or deduction of any treatment, refining or other offsite costs; and

(b)
in relation to Subject Metals that are finally disposed of by Seabridge (or an Affiliate thereof) by any other means (including deemed sales under Section 4.4), the daily arithmetic average price for the applicable Subject Metal, quoted as the London PM fix price for gold (expressed in US$ per troy ounce) and the London fix price for silver (expressed in US$ per troy ounce) by the LBMA for the relevant month in which Subject Metals are sold.  In the event that the LBMA does not quote for any day of the relevant month a price for such Subject Metal, the relevant price will be determined as follows:

(i)	the daily average of the relevant closing price (expressed in US$ per troy ounce) quoted by NYMEX for such Subject Metal during the relevant month; or

(ii)
in the event that the daily arithmetic average price for such Subject Metal cannot be determined or the price for such Subject Metal is not quoted by the LBMA or NYMEX, the Parties agree to meet (either in person or by teleconference) within 10 Business Days of either giving notice to the other to endeavour to agree on an appropriate metals or commodity exchange, or commodity pricing publication, whose pricing information on minerals and metal commodities is to be used for the purposes of determining the relevant price;

(41)           “Representatives” has the meaning set forth in Section 4.8;

(42)           “Required Disclosure” has the meaning set forth in Section 4.12(d);

(43)           “Royal Gold” has the meaning set forth in the introductory paragraph of this Agreement;

(44)           “Royalty” means the net smelter returns royalty payable by Seabridge to Royal Gold in accordance with Section 2.1;

(45)           “Royalty Percentage” has the meaning set forth in Section 2.1;

(46)           “Royalty Statement” has the meaning set forth in Section 2.3(b);

(47)           “Sale Terms” has the meaning set forth in Section 4.17(b);

(48)           “Seabridge” has the meaning set forth in the introductory paragraph of this Agreement;

(49)           “Second Option Purchase Price” has the meaning given to such term in the Option Agreement;

(50)           “Smelter Contract” means any arms length contract between Seabridge and any smelter for the sale, smelting and refining of Subject Metals that are in the form of concentrates containing Subject Metals;

(51)           “Subject Metals” means all gold or silver mined or beneficiated from the Subject Properties and recovered in whatever form, including in concentrates or doré;

(52)           “Subject Properties” means: (a) the Mineral Tenures; and (b) any other mineral claims, mineral leases or other forms of mineral tenure that are or may in the future form part of the Project;

(53)           “Subsidiary” means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by any Person;

(54)           “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by or on behalf of any Governmental Authority, including any interest, additions to tax or penalties applicable thereto;

(55)           “Third Party Agreement” has the meaning set forth in Section 4.17(a);

(56)           “Transfer” means any transfer, sale, assignment, lease, conveyance, mortgage, pledge or other disposal or Lien and “Transfer” when used as a verb shall have a corresponding meaning;

(57)           “Transferee” has the meaning set forth in Section 4.23(a);

1.2	Construction

In this Agreement, unless the context otherwise clearly requires,

(a)	references to the plural include the singular, and references to the singular include the plural;

(b)	words importing gender include all genders;

(c)	the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”;

(d)	the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement;

(e)	“or” is used in the inclusive sense of “and/or”;

(f)	if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning;

(g)	unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s);

(h)	all references to articles and sections are to the Articles and Sections of this Agreement;

(i)
The division of this Agreement into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(j)	all monetary amounts are stated and shall be paid in the currency of the United States of America.

1.3	Ambiguity

The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the party responsible for the drafting or preparation of the contract, shall not apply to this Agreement or to the interpretation of this Agreement.

1.4	Meaning of Control

For the purposes of this Agreement, an entity is controlled by a person if:

(a)	a majority of the voting securities of the entity are held, other than by way of security only, directly or indirectly by or for the benefit of such person; and

(b)	the voting rights attached to those voting securities are entitled, if exercised, to elect a majority of the directors of the entity,

and the terms “control”, “controls”, “controlling” and similar terms have a corresponding meaning.

1.5	Day Not a Business Day

In the event that any day on which any action is required to be taken hereunder is not a Business Day in the jurisdiction relevant to the action to be taken, then such action shall be required to be taken at the requisite time on the next succeeding day that is a Business Day in such jurisdiction.

1.6	Schedules

The following Schedule is attached hereto and forms part of this Agreement:

Schedule A	-	Mineral Tenures

SECTION 2 - ROYALTY

2.1	Royalty

Conditional upon receipt by Seabridge of the Purchase Price pursuant to the Option Agreement, Seabridge hereby grants Royal Gold a net smelter returns royalty entitling Royal Gold to receive ● % (● percent)[Note: insert relevant percentage as per Option Agreement] (the “Royalty Percentage”) of the Net Smelter Returns for the Subject Metals (the “Royalty”).  The Royalty constitutes an interest in the Subject Metals.  The Royalty Percentage stated in this Section 2.1 may be increased in accordance with the terms and conditions of the Option Agreement.

2.2	Amount of Subject Metals

(a)	The payable amount of Subject Metals shall be determined as follows:

(i)
in relation to Subject Metals that are not in the form of Refined Gold or Refined Silver and that are finally disposed of by Seabridge (or an Affiliate thereof) by means of a sale to a smelter under a Smelter Contract, the amount of such Subject Metals will be expressed in troy ounces and as determined in accordance with the relevant Smelter Contract;

(ii)
in relation to Subject Metals that are finally disposed of, or that are deemed disposed of in accordance with Section 4.4, by Seabridge (or an Affiliate thereof) in the form of Refined Gold or Refined Silver and that are refined by a refinery under a Refining Contract, the amount of such Subject Metals will be the net number of troy ounces of such Subject Metals delivered or credited to the account of Seabridge, its Affiliate, or their order, as the case may be, as evidenced by the metals return statements received from the refinery, subject in each case to final adjustments, if any, with the refinery in accordance with the relevant Refining Contract; and

(iii)
in relation to Subject Metals disposed of, or that are deemed disposed of in accordance with Section 4.4, in a form not covered by Sections 2.2(a)(i) or 2.2(a)(ii), Seabridge shall, prior to such disposal or deemed disposal, first provide Royal Gold with a written plan specifying in reasonable details the methods, procedures, and safeguards for determining the payable amount of Subject Metals disposed of or deemed disposed of, so the Royalty can be reasonably and accurately determined, provided that such plan shall be to the reasonable satisfaction of Royal Gold and shall comply with Good Mining Practice.

(b)	Seabridge shall not enter into any contract with a smelter or a refinery in relation to Subject Metals that is not upon arms length terms.

2.3	Time and Manner of Payment of the Royalty

(a)
Beginning in the calendar month in which any Subject Metals produced from the Subject Properties is first shipped to any smelter, refiner or other processor or purchaser, the Royalty shall be computed, accrued and paid, if applicable, on a monthly basis within 15 days after the end of each calendar month.  Notwithstanding the foregoing, Seabridge shall be required to pay at that time only that percentage of the Royalty due in respect of any Subject Metals that is equal to the percentage of any payment, whether provisional or final, that Seabridge has received or has been credited with payment for the sale or disposition of such Subject Metals at that time under the relevant Smelter Contract, Refining Contract or other sales contract; provided, however, that Seabridge shall bear all risk of loss of material in the event of a loss in transit of any Subject Metals shipped to any third party smelter, refiner or other processor or purchaser and the only amount payable under this Agreement in respect of the lost material shall be that percentage of such proceeds as is equal to the Royalty Percentage, paid solely from, and at the time of Seabridge’s receipt of insurance proceeds paid in respect of such loss attributable to Subject Metals.

For the avoidance of doubt, as an example of the manner of the determination of the timing of the Royalty in respect of Subject Metals sold under a Smelter Contract in the form of concentrate and as an illustration of the intent of the Parties with respect to such determination:

If gold or silver in concentrate is shipped on February 15, and Seabridge has received or been credited by the smelter under the relevant Smelter Contract with payment of 90% of the purchase price during the month of February, Royal Gold shall receive 90% of the Royalty based on the Subject Metals in such shipment on March 15, or the next Business Day following thereafter if March 15 is not a Business Day.  If Seabridge has received or been credited with payment of the remaining 10% of the purchase price payable on April 15, Royal Gold shall receive the remaining 10% of the Royalty based on the Subject Metals in such shipment on May 15 or the next Business Day following thereafter if May 15 is not a Business Day.

(b)
Each Royalty paid by Seabridge to Royal Gold shall be accompanied by a statement (a “Royalty Statement”) in reasonable detail sufficient to allow Royal Gold to determine the method of computation of such Royalty and the accuracy thereof.  Each Royalty Statement shall include the number of troy ounces of Subject Metals shipped to a smelter, refiner, other processor or purchaser during the applicable calendar month, as well as any other pertinent information, in sufficient detail to explain the calculation of the Royalty.

(c)
Royal Gold, at its sole election and expense, shall have the right to perform audits of Seabridge’s accounts relating to the Royalty Statements.  Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least 10 Business Days’ prior written notice by Royal Gold, subject at all times to the workplace rules and supervision of Seabridge, and provided that any rights of access do not interfere with any exploration, Development, mining or milling activities conducted on the Subject Properties.  Each Royalty Statement shall be final and binding on the parties and not subject to subsequent modification.  Notwithstanding the foregoing, Royal Gold may by written notice to Seabridge delivered within one year after the receipt of a Royalty Statement object to a payment of the Royalty to which such Royalty Statement relates.  Such notice shall specify the basis for the objection in reasonable detail.  Subject to Section 5.2, Seabridge shall be required to account for any deficit in the payment of such Royalty which was the subject of such objection, together with interest on such deficit from the date such amount should have been paid to the date of payment, at the rate of LIBOR plus 4 percent per annum. For greater certainty, if it is determined by agreement of the Parties or by arbitration that any Royalty has not been properly paid in full, Seabridge shall make the balance of such Royalty owing within 10 days of such agreement or arbitral award.

(d)
Except to the extent that Royal Gold has exercised its right to take all or a portion of the Royalty in kind pursuant to Section 2.3(e), all payments of the Royalty shall be made in United States dollars by wire transfer in immediately available funds to Royal Gold on or before the due date at an account designated by Royal Gold and communicated to Seabridge at least five days prior to the due date.

(e)
To the extent that Refined Gold or Refined Silver is available under any Smelter Contract or Refining Contract, Royal Gold may elect, upon 15 days’ written notice to Seabridge prior to the first day of the first calendar month for which such election shall be effective, to take all or a portion of the Royalty in kind by physical delivery of the Refined Gold or Refined Silver.  During any period in which Royal Gold has elected to take the Royalty in kind, Seabridge shall make the Refined Gold or Refined Silver available to Royal Gold at the place where the Refined Gold or Refined Silver has been beneficiated on the date for payment of the Royalty.  Seabridge shall provide at least 10 days’ prior notice to Royal Gold of the name and location of the refinery or smelter and the date or dates on which the Refined Gold and Refined Silver will be available to Royal Gold.

SECTION 3 - REPRESENTATIONS AND WARRANTIES

3.1	Royal Gold’s Representations and Warranties

As of the date of this Agreement, Royal Gold represents and warrants to Seabridge that:

(a)	it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement;

(c)
neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)
the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Royal Gold or pertaining thereto or of its constating documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)	this Agreement constitutes a legal, valid and binding obligation of Royal Gold enforceable against it in accordance with its terms.

3.2	Seabridge’s Representations and Warranties

As of the date of this Agreement, Seabridge represents and warrants to Royal Gold that:

(a)	it is a body corporate duly incorporated or continued, organized and validly subsisting under the Applicable Laws of its incorporating or continued jurisdiction;

(b)	it has the full power and authority to carry on its business and to enter into this Agreement;

(c)
except as provided in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

(d)
the execution and delivery of this Agreement does not violate or result in the breach of the Applicable Laws of any jurisdiction applicable to Seabridge or pertaining thereto or of its constating documents;

(e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

(f)	this Agreement constitutes a legal, valid and binding obligation of Seabridge enforceable against it in accordance with its terms.

SECTION 4 - GENERAL COVENANTS REGARDING THE ROYALTY

4.1	Hedging Transactions: Futures, Options and Other Trading

No profits or losses resulting from any hedging agreements, commodity futures trading, option trading, metals trading, gold loan forward sale, option, swap, price collar of fixing contract off-take agreement or any combination thereof, and any other similar transactions by Seabridge shall be subject to the Royalty and all such transactions by Seabridge, and any profits or losses associated therewith, shall be solely for the account of Seabridge engaging in such transactions and shall not be included in the calculation of the Royalty.

4.2	Sale of Unprocessed Ore

Seabridge shall not sell unprocessed ore from the Project or enter into any agreement to toll process ores from the Project at facilities owned by third parties without the express prior written approval of Royal Gold.

4.3	Commingling

(a)	Seabridge shall be entitled to commingle Subject Metals with material from any other properties provided that such commingling shall only occur in good faith in accordance with the Commingling Plan.

(b)
Representative samples of the Subject Metals produced from the Subject Properties shall be retained by Seabridge and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content.  Detailed records shall be kept by Seabridge showing measures, moisture, assays of metal, commercial minerals, and other appropriate mineral content of Subject Metals produced from the Subject Properties, and copies of all such records shall be provided to Royal Gold on a contemporaneous basis.  From this information, Seabridge shall determine the amount of the Royalty due and payable to Royal Gold from the Subject Metals produced from the Subject Properties that are to be commingled with minerals from other properties.  If Royal Gold does not object in respect of a payment of the Royalty within the period for objection specified in Section 2.3(c), Seabridge may dispose of the measurement and sampling materials and data required to be kept and produced by this Section 4.3(b).

4.4	Deemed Sales of Subject Minerals

In the event that Seabridge holds in inventory any Subject Minerals in the form of doré, Refined Gold, Refined Silver or other valuable products that have been processed and are in a form that is readily saleable and such materials remain unsold for more than 90 days, in the case of doré, Refined Gold and Refined Silver, and 180 days, in the case of such other valuable products, such materials shall be deemed sold on the last day of the relevant month in which such applicable 90 or 180 day period expires and Seabridge shall be deemed to have received the Net Smelter Returns in respect of such sale.

4.5	Royalty as Operating Expense

The obligation of Seabridge to make payments in respect of the Royalty pursuant to this Agreement shall rank as an operating expense in any cash waterfall agreed with any debt provider of Seabridge.

4.6	Registration of Royalty Interest

Seabridge will (and will cause any Affiliate to), upon request, sign and deliver to Royal Gold, and Royal Gold may register or otherwise record against titles to the Subject Properties, the form of notice or other document or documents as Royal Gold may reasonably request to give notice of the existence of the Royalty to third parties, to secure payment of the Royalty and to protect Royal Gold’s right to receive the Royalty as contemplated herein.

4.7	Books and Records

Seabridge shall keep true and accurate books and records of all of its operations and activities under this Agreement or which would affect any Royalty under this Agreement.  Such books and records shall be kept in accordance with generally accepted accounting principles consistently applied.  Seabridge shall keep for a period of not less than three years, all records and information relating to the calculation and payment of the Royalty, including accurate records of tonnage, amount of production, analyses of products, weight, moisture, assays of metal content, refining and smelting charges and other related records and information.

4.8	Inspections

At any reasonable time during normal business hours and from time to time, on reasonable prior notice, Seabridge shall permit Royal Gold acting through its officers, employees and representatives (the “Representatives”), acting reasonably and at their own expense, to review, examine and make copies of and abstracts from the books and records of Seabridge referred to in Section 4.7 and to visit and inspect the Project (including the Subject Properties and all improvements thereto and operations thereon) and to discuss the operations, technical findings, affairs, finances and accounts of Seabridge and other matters affecting Seabridge and its properties with the officers of Seabridge (the “Confidential Information”).  To the extent permitted under any Smelter Contract or Refining Contract, Royal Gold and its Representatives shall also have the right to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Royalty will be determined and any information or documentation obtained from those visits or investigations shall also be considered part of the Confidential Information.  Seabridge shall not be responsible for injuries to or damages suffered by Royal Gold or its Representatives while visiting the Project unless such injuries or damages are caused or contributed to by the gross negligence or wilful misconduct of Seabridge or its representatives.  Royal Gold and its Representatives shall not permit their activities permitted by this Section 4.8 to unreasonably interfere with the business and operations of Seabridge and its properties, including the Project site, or at any mill or processor at which Subject Metals may be processed, and agree that such inspections shall be subject to the confidentiality provisions of this Agreement.  Such site inspection activities shall also be subject to supervision of Seabridge, conducted in compliance with Governmental Requirements and Seabridge’s safety and workplace rules and procedures.  Royal Gold and its Representative shall diligently complete any audit or other examination permitted hereunder.

4.9	Reports

Seabridge shall provide to Royal Gold, as and when prepared:

(a)	notice of any material change or changes to the development plan for the Project;

(b)	quarterly construction, operating and exploration reports concerning the Project;

(c)	applicable Smelter Contracts and Refining Contracts;

(d)	annual reserve and resource reports, including reports that identify the reserves and resources related to the Project;

(e)	any other material engineering or economic studies relating to the Project;

(f)
sufficient documentation for Royal Gold to determine the amount of Subject Metals in concentrate or doré, including assays, the date of shipment, the calculation of the payable gold and silver, the Relevant Sales Price, the associated Allowable Deductions and the timing of payment;

(g)	annual budget, production forecast and mine operating plan relating to the Project; and

(h)
notice of any material event, including insolvency, force majeure or material breach under a Material Agreement, labour or social disruption of operations, legal action and any actual or threatened withdrawal of any government or third party approval.

4.10	Maintenance of Insurance

Seabridge will maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Seabridge and its operations, the Project and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mineral projects or operations of similar size and scope in British Columbia.

4.11	Preservation of Existence

Seabridge shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation; and, Seabridge will maintain the qualifications required in view of its business and operations or the ownership of its properties.

4.12	Confidential Information

(a)
Royal Gold shall not, and shall cause its Representatives not to, without the express written consent of Seabridge, which consent shall not be unreasonably withheld or delayed, disclose to third parties any Confidential Information.  Royal Gold shall:

(i)
in respect of disclosure of Confidential Information in accordance with Section 4.12(b) only disclose it to those Representatives or third parties, on a need to know basis and where those Representatives or third parties have been informed of the confidential nature of such material and where such third parties agree in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information;

(ii)	ensure that proper and secure storage is provided for the Confidential Information; and

(iii)
ensure that none of its Representatives or third parties to which access has been granted to Confidential Information as provided herein, does any act or thing which, if done by Royal Gold, would constitute a breach of Applicable Laws or the undertakings contained in this Agreement.

(b)	Notwithstanding the provisions of Section 4.12(a), Royal Gold may disclose any Confidential Information without the consent of Seabridge:

(i)
if required to be made for compliance with any law, regulation or a requirement or order of a court having jurisdiction over Royal Gold or its Affiliates, provided that Royal Gold shall disclose only such data or information as is required to be disclosed and provided further that Royal Gold shall promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure and to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such information;

(ii)
if required by Royal Gold’s securities exchanges or securities regulatory authority, provided that Royal Gold shall (to the extent permitted by law) promptly notify Seabridge in writing to permit Seabridge to have the opportunity to provide comments on the disclosure;

(iii)	to any of Royal Gold’s Representatives;

(iv)
to any third party to whom Royal Gold, in good faith, anticipates directly or indirectly selling or assigning any portion of Royal Gold’s interest hereunder or with whom Royal Gold contemplates undertaking a merger or business combination, provided that any such third party has first agreed in writing to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information; or

(c)
to a prospective lender to whom any portion of Royal Gold’s interest hereunder is proposed to be granted as security, provided that any such lender has first agreed to be bound by such confidentiality obligations as Royal Gold would customarily require in the context of any disclosure of its own confidential information.

(d)	In the event that Royal Gold intends to make any disclosure in accordance with Sections 4.12(b)(i) or 4.12(b)(ii) (the “Required Disclosure”), Royal Gold shall:

(i)	to the extent permitted by the relevant requirement, provide Seabridge with the full written text of the proposed Required Disclosure prior to its first publication;

(ii)	consider all reasonable amendments to the Required Disclosure as may be proposed by Seabridge; and

(iii)	be solely and entirely responsible for the contents of the Required Disclosure.

4.13	Prior Information and Information in Public Domain

Notwithstanding Section 4.12(a):

(a)
any information developed by Royal Gold, except to the extent that it includes Confidential Information or which was in Royal Gold’s possession prior to the date of this Agreement shall not constitute Confidential Information; and

(b)	where Confidential Information:

(i)
subsequently became available to Royal Gold on a non-confidential basis from a source other than Seabridge or its Representatives, provided that such source was not bound by a confidentiality agreement with Seabridge or any of its Representatives or was otherwise prohibited from transmitting the information to Royal Gold or its representatives by a contractual, legal or fiduciary obligation; and

(ii)	becomes part of the public domain through no act or omission in breach of Section 4.12,

then such Confidential Information shall cease to be Confidential Information for the purposes of Section 4.12.

4.14	Public Announcements by Seabridge

Seabridge shall consult with Royal Gold at a reasonable time prior to issuing any press release or other public disclosure regarding Royal Gold or the Transaction Documents (including the transactions contemplated thereunder) and shall afford Royal Gold a reasonable opportunity to comment on the written text of such proposed disclosure. Where Royal Gold has been consulted hereunder and provided comments on specific wording which have been adopted by Seabridge, Seabridge shall be entitled to repeat such specific wording in public, provided that Royal Gold has not otherwise requested that such disclosure be updated.

4.15	Compliance with Law

(a)
Seabridge shall at all times comply in all material respects with all applicable Governmental Requirements relating to Seabridge’s operations on or with respect to the Subject Properties or the Project, including Environmental Laws; provided, however, Seabridge shall have the right to contest any of the same if such contest does not jeopardize title to or its operations on the Subject Properties, the Project or Royal Gold’s rights under this Agreement.

(b)	Seabridge shall timely and fully perform in all material respects all environmental protection and reclamation activities required on or with respect to the Subject Properties and the Project.

4.16	Stockpiles, Tailings and Residues

All stockpiles, tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively “Materials”) resulting from Seabridge’s operations and activities on the Subject Properties shall be the sole property of Seabridge and shall be stored and maintained on a basis that preserves Seabridge’s sole ownership thereof, but shall remain subject to the Royalty should the processing or reprocessing or use of Materials, as the case may be, in the future result in the production of Subject Metals.

4.17	Rights of First Refusal

(a)
If Seabridge decides to abandon, forfeit, terminate or not renew any Mineral Tenure in the Subject Properties, Seabridge shall first give Royal Gold the right to receive such Mineral Tenure at no additional cost, provided that if Seabridge, subject to compliance with Section 4.23, enters into any arrangement (a “Third Party Agreement”) with a third party to mutually develop the Project which results in Seabridge’s direct or indirect beneficial ownership of the Subject Properties being reduced to less than 50 percent, or which otherwise results in Seabridge not having control over the abandonment, forfeiture, termination or non-renewal of any such Mineral Tenure, Royal Gold’s right of first refusal in accordance with this Section 4.17(a) shall be subordinated to the right, if any, on the part of Seabridge to receive such Mineral Tenure.

(b)
Royal Gold has the right of first refusal to purchase all of any royalty, production payment, streaming or such similar right with respect to production of Subject Metals from the Subject Properties and the Project (the “Offered Interest”) proposed to be sold by Seabridge to any third party other than an Affiliate (provided that any Affiliate to which such a Transfer is made should itself be bound by this Section 4.17).  If Seabridge wishes to Transfer the Offered Interest to any third party other than an Affiliate and receives a bona fide offer which it is willing to consider, Seabridge must give written notice to Royal Gold of the identity of such third party and all the material terms of such proposed sale (the “Sale Terms”).  The Sale Terms must be bona fide terms capable of acceptance by Royal Gold and must contain a sale price stated in cash or to the extent that there is any non-cash purchase consideration, such non-cash consideration must be converted at its fair market value into a stated cash equivalent for purposes hereof.  Royal Gold shall then have 30 days from the date of receipt of such notice to elect to purchase the Offered Interest on terms no less favourable to Royal Gold than those contained in the Sale Terms.  If Royal Gold does not make an election within such 30 day period, Royal Gold shall be deemed to have elected not to purchase the Offered Interest.  If Royal Gold does not elect to purchase the Offered Interest, then Seabridge may sell the Offered Interest to such third party on terms no more favourable to such third party, than the terms contained in the Sale Terms within the 60 day period immediately following Royal Gold’s 30 day election period.  If Seabridge does not complete the sale of the Offered Interest within such 60 day sale period, then Royal Gold shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by Seabridge.

4.18	Title Maintenance and Taxes; Conversion and Exchange Rights

(a)
Seabridge shall maintain, preserve, protect and defend, at its own expense, its ownership of and title to the Subject Properties, including, paying when due all fees, Taxes, Liens, except for Permitted Liens, and assessments, and doing all other things and making all other payments necessary or appropriate to maintain the ownership, right, title and interest of Seabridge and Royal Gold, respectively, in the Subject Properties and under this Agreement.

(b)
The rights of Royal Gold with respect to the Subject Properties shall not be adversely affected by any conversion of the mineral claims comprising the Mineral Tenures into mineral leases or any other form of tenure or mineral or surface interest, and the Royalty and this Agreement shall remain in full force and effect with respect to each property or interest resulting from any such conversion.

4.19	Marketing and Shipment

Seabridge shall be responsible for the marketing and shipment of all doré, concentrate and other final saleable product from the Project and shall insure such shipments in accordance with standard industry practice.  Risk of loss or damage to shipments shall remain with Seabridge.  In the event of a partial or total loss of a shipment, Seabridge shall pay to Royal Gold the Royalty in respect of the insurance proceeds of such loss in accordance with Section 2.3(a).

4.20	Development and Operations

Seabridge shall use reasonable commercial efforts in good faith to:

(a)	operate the Project in accordance with Good Mining Practice and with all Approvals and Governmental Requirements;

(b)	ensure the timely Development and permitting of the Project; and

(c)	comply with all Material Agreements.

4.21	Covenants Running with the Subject Properties

The Royalty and Royal Gold’s interests provided in this Agreement shall attach to:

(a)	the Subject Properties;

(b)
any amendments, relocations, restaking, reacquisition, adjustments, resurvey, additional locations of any existing mining claims or conversions of any mining claims comprising the Subject Properties; and

(c)	any renewal, amendment or other modification or extensions of any leases of any real property interests now existing or hereafter arising comprising the Subject Properties.

The Royalty shall constitute an interest in, and will run with, the Subject Properties, and shall be a liability of Seabridge and its Transferees of the Subject Properties or any portion thereof in accordance with Section 4.23.  Any Transfer of an interest in the Project or the Subject Properties, or any portions thereof, will be effective only in accordance with Section 4.23.

4.22	Limitations on Transfers by Royal Gold

(a)	Royal Gold may Transfer all or any portion of the Royalty or its interest under this Agreement to:

(i)	an Affiliate by providing 10 days’ prior written notice to Seabridge; and

(ii)	any Person who is not an Affiliate by providing 60 days’ prior written notice to Seabridge.

Before any direct or indirect Transfer by Royal Gold of all or any portion of the Royalty or its interest under this Agreement shall become effective or relieve Royal Gold of its obligations under this Agreement, Royal Gold shall first have delivered to Seabridge an executed deed by the Person receiving the interest subject to the Transfer and enforceable by Seabridge, undertaking that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer.  If Royal Gold Transfers a portion of the Royalty, then Royal Gold and all such transferees must agree to common administrative procedures for payment, audit rights and notice under this Agreement.

4.23	Limitations on Transfers by Seabridge

(a)
Without derogating from the generality of Section 4.21, subject to the satisfaction of the relevant conditions hereunder, the Royalty shall remain an interest in the Subject Properties and a burden upon the Project, and not merely a contractual obligation of Seabridge, notwithstanding any changes in the identity, financial condition or composition of the owner, manager or operator of the Subject Properties and the Project and in effecting any direct or indirect Transfer of any interest in this Agreement, the Project or the Subject Properties to any Person (a “Transferee”), Seabridge shall act in good faith to ensure that this remains the case notwithstanding such Transfer.

(b)
Seabridge shall provide, at least 60 days prior to any actual direct or indirect transfer of all or any portion of its interests in this Agreement, the Project or the Subject Properties, written notice to Royal Gold of:

(i)
Seabridge’s intention to potentially Transfer all (a “Full Transfer”) or any portion of (a “Partial Transfer”) its interests in this Agreement, the Project or the Subject Properties to a potential Transferee; and

(ii)	the identity of such potential Transferee,

and shall, unless otherwise requested by Royal Gold in writing, keep Royal Gold reasonably informed about the high level details of any negotiations in respect of such potential Transfer.

(c)
No direct or indirect Transfer of all or any portion of Seabridge’s interest in this Agreement, the Project or the Subject Properties (including any Transfer by merger, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), shall become effective or relieve Seabridge of its obligations under this Agreement, including its liability for payment of the Royalty under this Agreement, unless Seabridge shall first have delivered to Royal Gold a written undertaking (a “Deed of Accession”), executed by public deed in form and substance satisfactory to Royal Gold, acting reasonably, by the Transferee receiving the interest subject to the Transfer and enforceable by Royal Gold, that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer.  To the extent that the Project is held by a Subsidiary of Seabridge, such restrictions shall apply to the equity interests in the Project held by Seabridge, mutatis mutandis.  Upon Seabridge completing such a Transfer and providing Royal Gold with a compliant Deed of Accession executed by the Transferee receiving the interest subject to the Transfer, Seabridge will be relieved from its liabilities, obligations and burdens hereunder to the extent that such liabilities, obligations and burdens have been expressly assumed by such Transferee in accordance with such Deed of Accession, but, for greater certainty, to the extent that such Transfer is a Partial Transfer and the Deed of Accession does not result in such Transferee being bound by all the liabilities, obligations and burdens of Seabridge in accordance with this Agreement as if a named party in the first instance:

(i)
each of Seabridge and such Transferee shall be severally liable to Royal Gold as to each of the respective liabilities, obligations and burdens in accordance with this Agreement (as read together with the Deed of Accession); and

(ii)
such Deed of Accession shall also provide that, one of Seabridge or the Transferee (or one of their respective Affiliates) will be the operator of the Project following such Partial Transfer and that such operator is irrevocably appointed by each of them as its agent to calculate and pay the Royalty to Royal Gold in accordance with the terms of this Agreement on each of their behalf out of their respective shares of production from the Subject Properties, provided that for greater certainty such agency power shall not relieve either Seabridge or the Transferee of its obligation to comply with this Agreement (as read with the Deed of Accession), including payment of the Royalties.

(d)
Each of Seabridge and/or the Transferee under such Transfer shall, upon request by Royal Gold, promptly execute and deliver a revised form of this Agreement, with such changes as may be required to reflect:

(i)	such Transferee as a party to such Agreements pursuant to the Deed of Accession;

(ii)	in relation to a Full Transfer, Seabridge ceasing to be a party to this Agreement; and

(iii)	in relation to a Partial Transfer, the several obligations of Seabridge and such Transferee pursuant to this Agreement (as read with such Deed of Accession).

For greater certainty, the execution of such revised form of Agreement shall be for convenience only and this Agreement (as read with the Deed of Accession) shall remain valid and binding pursuant to the terms of this Section 4.23 if such revised form of Agreement is not delivered for any reason.

SECTION 5 - MISCELLANEOUS

5.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to those principles of conflicts of laws that might otherwise require application of the laws of any other jurisdiction, and Seabridge and Royal Gold each hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

5.2	Dispute Resolution

(a)
The Parties shall use reasonable commercial efforts to resolve any controversies, disputes or claims arising under this Agreement, including those arising out of a written objection made by Royal Gold to any Royalty Statement concerning any Royalty delivered to it pursuant to Section 2.3(c). If for any reason any Dispute arising out of this Agreement is not resolved by negotiation and agreement within 30 days after the delivery of a written notice of Dispute, the Dispute shall be determined by arbitration as provided in this Section 5.2.

(b)
All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Vancouver, British Columbia. The language of the Arbitration shall be English. Judgment may be entered upon an award in any court of competent jurisdiction.

(c)
The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within 30 days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within 30 days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such 30 day period, the third arbitrator shall be appointed by the ICC.

(d)
Notwithstanding the provisions of Section 5.2(a), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.

(e)
In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.

(f)	If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.

5.3	Notices

Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:

Seabridge:	Seabridge Gold Inc. 106 Front Street East, Suite 400 Toronto, Ontario M5A 1E1 Attention: President Fax: (416)367-2711
With a copy, which shall not constitute notice, to:	DuMoulin Black LLP 10th Floor, 595 Howe Street Vancouver, BC V6C 2T5 Attention: C. Bruce Scott Fax: (604)687-8772

Royal Gold:	Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, CO 80202-1132 USA Attention: Vice President and General Counsel Facsimile: (303) 595-9385
With a copy, which shall not constitute notice, to:	McCarthy Tétrault LLP 1300 - 777 Dunsmuir Street Vancouver, B.C. V7Y 1K2 Attention: Roger Taplin Fax: (604) 622-5723
Any notice, direction or instrument aforesaid shall:

(a)	if delivered, be deemed to have been given or made at the time of delivery; and

(b)	if sent by facsimile or other telecommunication device or other similar form of communication, be deemed to have been given or made on the day following the Business Day on which it was sent.

Either of Seabridge or Royal Gold may at any time give to the other notice in writing of any change of its address and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address for the purposes of giving notice hereunder.

5.4	Indemnification

(a)
Subject to Section 5.4(c), Seabridge agrees to indemnify Royal Gold from and against, and to hold Royal Gold harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against Royal Gold in any way relating to or arising out of:

(i)	any breach by Seabridge or any misrepresentation or inaccuracy of any representation or warranty of Seabridge contained in this Agreement or in any public deed registered pursuant hereto;

(ii)	any breach or non-performance by Seabridge of any covenant or agreement to be performed by Seabridge contained in this Agreement or in any public deed registered pursuant hereto;

(iii)
the failure of Seabridge to comply with any Governmental Requirement, including any Environmental Laws or Approvals relating to environmental protection and reclamation obligations, with respect to the Subject Properties and the Project; and

(iv)
the physical environmental condition of the Subject Properties and the Project and matters of health or safety related to the Subject Properties and the Project or any action or claim brought with respect to any of them.

(b)
Subject to Section 5.4(c), Royal Gold agrees to indemnify Seabridge from and against, and to hold Seabridge harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against Seabridge in any way relating to or arising out of:

(i)	any breach by Royal Gold or any misrepresentation or inaccuracy of any representation or warranty of Royal Gold contained in this Agreement or in any public deed registered pursuant hereto; and

(ii)	any breach or non-performance by Royal Gold of any covenant or agreement to be performed by Royal Gold contained in this Agreement or in any public deed registered pursuant hereto.

(c)
In no event will either Party be liable to the other Party for any lost profits (excluding moratorium damages) or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages.

5.5	Further Assurances

The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

5.6	No Partnership

Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party hereto.

5.7	Business Opportunity

Except as expressly provided in this Agreement, each Party shall have the right independently to engage in and receive full benefits from its business activities, whether or not competitive with the other Party, without consulting the other Party.

5.8	Time of the Essence

Time is of the essence in this Agreement.

5.9	Entire Agreement

This Agreement and the Option Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

5.10	Amendment

This Agreement may only be amended by agreement in writing duly executed by Seabridge and Royal Gold.

5.11	No Waiver

No failure on the part of Seabridge or Royal Gold in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such  right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy of law or equity or otherwise.  Except as otherwise expressly provided herein, no waiver of any provision of this Agreement, including this Section 5.11, shall be effective otherwise than by an instrument in writing executed by duly authorized representatives of the party making such waiver.

5.12	Taxes

Each party shall be liable for its own Taxes provided that, for greater certainty, Royal Gold shall not be liable for:

(a)	any Taxes that may become payable by Royal Gold as a result of any failure of Seabridge to pay any Taxes when due to the appropriate taxing authority; and

(b)
any excise Taxes (goods and services Taxes), stamp duties, sales and use Taxes and similar Taxes and any registration fees payable in respect of the sale, transfer, or payment of the Royalty to Royal Gold and imposed or collected by any Governmental Authority.

5.13	No Brokers or Commissions

Each of the Parties acknowledges, agrees and represents and warrants to the other Party that it has not engaged any broker, agent or other intermediary to act on its behalf on connection with the transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder's fee or commission in connection with the transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such Party shall indemnify and hold harmless the others in respect thereof.

5.14	Severability

Where any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

5.15	Inurement

This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective permitted successors and permitted assigns.

5.16	Costs and Expenses

Each party shall bear its own costs and expenses of this transaction.

THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

5.17	Counterparts and Electronic Transmission

This Agreement may be executed in several counterparts and by electronic transmission, and each such counterpart shall be deemed to be an original and together shall constitute one and the same thereof.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first set out above.

SEABRIDGE GOLD INC.

By:	/s/Rudi P. Fronk
Authorized signatory

RGLD GOLD CANADA, INC.

By:	/s/William Heissenbuttel
Authorized signatory

SCHEDULE A

MINERAL TENURES

TABLE A1

Claim #	Claim Name	Area (HA)	# of Cells	Map Number

254756	ARBEE #35	25.000		104B059
254757	ARBEE #39	25.000		104B059
254758	ARBEE #54	25.000		104B059
254759	ARBEE #55	25.000		104B059
516236		303.273	17	104B059
516237		71.379	4	104B059
516238		624.456	35	104B059
516239		535.513	30	104B059
516240		107.016	6	104B059
516241		142.709	8	104B059
516242		71.363	4	104B059
516245		356.921	20	104B059
516248		142.725	8	104B059
516251		321.344	18	104B059
516252		124.994	7	104B059
516253		178.622	10	104B059
516254		285.779	16	104B059
516255		214.346	12	104B049
516256		53.586	3	104B049
516258		178.573	10	104B059
516259		107.173	6	104B049
516260		107.197	6	104B049
516261		464.635	26	104B049
516262		339.526	19	104B049
516263		643.881	36	104B049
516264		393.344	22	104B049
516266		178.778	10	104B049
516267		250.242	14	104B049
516268		321.836	18	104B049
516269		107.208	6	104B049
30 mineral claims		6726.419

All claims taken to lease:  lease plan #EPC461; application in progress.

TABLE A2

Claim #	Claim Name	Area (HA)	# of Cells	Map Number

394780	BJ5	100.000		104B059
394781	BJ6	100.000		104B059
394782	BJ 7*	500.000		104B059
394783	BJ 8*	500.000		104B059
394784	BJ 9*	400.000		104B059
394786	BJ 11	500.000		104B059
394787	BJ 12	500.000		104B059
394788	BJ 13	100.000		104B059
394789	BJ 13A	25.000		104B059
394790	BJ 14	100.000		104B059
394791	BJ 15	250.000		104B059
394792	BJ 16*	500.000		104B059
394793	BJ 17*	400.000		104B059
394794	BJ 18	300.000		104B059
394795	BJ 19*	500.000		104B059
394796	BJ 20*	375.000		104B059
394799	BJ 23*	500.000		104B059
394800	BJ 24*	300.000		104B059
394801	BJ 25*	500.000		104B059
394802	BJ 26*	250.000		104B059
394803	BJ 27*	200.000		104B059
394804	BJ 28*	100.000		104B059
394805	BJ 29*	300.000		104B049
394806	BJ 30*	400.000		104B049
394807	BJ 31*	500.000		104B049
394808	BJ 31 A	375.000		104B049
394809	BJ 32	150.000		104B049
394810	BJ 33	450.000		104B049
394811	BJ 34	150.000		104B049
394812	BJ 35	450.000		104B049
683463		1246.52		104B069
683483		837.60		104B059
32 claims		11859.12

All claims marked with (*) taken to lease:  lease plan #EPC462; application in progress

TABLE A3

Claim #	Claim Name	Area (HA)	# of Cells	Map Number

705591	BJ GAP1	231.620		104B059
705592	BJ GAP2	160.460		104B059

TABLE B1

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
SEABEE PROPERTY
566467	BRIDGE1	445.826	25	104A052
566468	BRIDGE2	445.573	25	104A052
566469	BRIDGE3	427.792	24	104A052
566470	BRIDGE4	427.977	24	104A052
566471	BRIDGE5	445.734	25	104A052
566472	BRIDGE6	445.577	25	104A052
566473	BRIDGE7	427.922	24	104A052
566474	BRIDGE8	427.760	24	104A052
566475	BRIDGE9	427.613	24	104A052
566476	BRIDGE10	445.531	25	104A052/053
566477	BRIDGE11	302.882	17	104A052/053
566478	BRIDGE12	427.431	24	104A061
566479	BRIDGE13	445.153	25	104A061
566481	BRIDGE14	445.061	25	104A061
566482	BRIDGE15	444.843	25	104A061
566484	BRIDGE16	444.562	25	104A061
566485	BRIDGE17	426.728	24	104A061
566487	BRIDGE18	444.711	25	104A061
566488	BRIDGE19	444.835	25	104A061
566489	BRIDGE20	444.969	25	104A061
566490	BRIDGE21	427.264	24	104A061
566491	BRIDGE22	445.167	25	104A061
566492	BRIDGE23	427.308	24	104A061/104B070
566493	BRIDGE24	427.924	24	104A052
566494	BRIDGE25	427.925	24	104A052/053
566495	BRIDGE26	444.879	25	104A061/104B070
566496	BRIDGE27	391.315	22	104B070
566497	BRIDGE28	444.457	25	104A061/104B070
566567	BRIDGE29	427.457	24	104A052/062
571582	SEABEE1	408.829	23	104A061
571583	SEABEE2	373.137	21	104A061
571584	SEABEE3	444.068	25	104A061,071
571585	SEABEE4	426.083	24	104A071
571586	SEABEE5	372.639	21	104A071
571587	SEABEE6	159.642	9	104A071
573813	SEABEE7	213.263	12	104A071
575633	SEA 1	445.199	25	104A051
575635	SEA 2	445.301	25	104A061
575636	SEA 3	445.41	25	104A061
575638	SEA 4	445.448	25	104A061
575639	SEA 5	445.337	25	104A061
575642	SEA 6	445.085	25	104A051
575643	SEA 7	213.44	12	104A051
575645	SEA 8	427.082	24	104A051
575646	SEA 9	35.598	2	104B070
603133	SEABEE 8	426.56	24	104B070
46 mineral claims		18,674.30

TABLE B2

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
TINA PROPERTY
401548	TINA 1	500.000		104B070
401549	TINA 2	500.000		104B070
401550	TINA 3	500.000		104B070
401551	TINA 4	500.000		104B070
401552	TINA 5	500.000		104B070
401553	TINA 6	250.000		104B070
603134	SEABEE 9	53.38	3	104B070
7 claims		2803.380

TABLE C

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
KSM PLACER CLAIMS
516323		107.191	6	104B049
516325		125.043	7	104B049
516328		71.453	4	104B049
516330		107.185	6	104B049
516332		107.179	6	104B049
516333		89.334	5	104B049
516375		125.023	7	104B049
516676		17.858	1	104B059

516677		17.858	1	104B059

576658	KERR PL1	446.861	25	104B049
576659	KERR PL2	446.619	25	104B049
576660	KERR PL3	446.394	25	104B059
576661	KERR PL4	446.229	25	104B059
576662	KERR PL5	446.032	25	104B059
576663	KERR PL6	446.018	25	104B059
576664	KERR PL7	142.733	8	104B059
576665	KERR PL8	321.396	18	104B059
576666	KERR PL9	285.699	16	104B059
576667	KERR PL10	357.399	20	104B049

694483	KSM P1	357.36	20	104B049
694543	KSM P2	410.49	23	104B059
694683	KSM P3	427.86	24	104B059
22 placer claims		5749.214

SCHEDULE C

PERMITTED ROYALTIES

1.
A 1% net smelter royalty (NSR) payable to Placer Dome (KS) Limited under the Asset Purchase and Sale, Royalty and Indemnity Agreement dated March 27, 2001.  This royalty is capped at $4.5 million.  This royalty applies to the Mineral Tenures listed below:

A.	Mineral Claims

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
516236		303.273	17	104B059
516237		71.379	4	104B059
516238		624.456	35	104B059
516239		535.513	30	104B059
516240		107.016	6	104B059
516241		142.709	8	104B059
516242		71.363	4	104B059
516245		356.921	20	104B059
516248		142.725	8	104B059
516251		321.344	18	104B059
516252		124.994	7	104B059
516253		178.622	10	104B059
516254		285.779	16	104B059
516255		214.346	12	104B049
516256		53.586	3	104B049
516258		178.573	10	104B059
516259		107.173	6	104B049
516260		107.197	6	104B049
516261		464.635	26	104B049
516262		339.526	19	104B049
516263		643.881	36	104B049
516264		393.344	22	104B049
516266		178.778	10	104B049
516267		250.242	14	104B049
516268		321.836	18	104B049
516269		107.208	6	104B049

B.	Placer Claims

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
516323		107.191	6	104B049
516325		125.043	7	104B049
516328		71.453	4	104B049
516330		107.185	6	104B049
516332		107.179	6	104B049
516333		89.334	5	104B049
516375		125.023	7	104B049
516676		17.9	1	104B059

2.
A royalty of 2% of one-half of net smelter returns from two of the pre-converted claims (Xray 2 and 6) acquired from Placer Dome (KS) Limited, payable to Grace Dawson under the Purchase Agreement made December 31, 1990.  The lands covered by these claims are now contained within the converted Xray 1 claim (Tenure No. 516245).  This royalty is capped at US$650,000 less advance royalty payments, which are required to be paid.

3.	A 2% net smelter returns royalty in favor of Matt Mason under the Royalty Novation Agreement dated February 9, 2011. This royalty applies to the Mineral Tenures listed below:

Claim #	Claim Name	Area (HA)	# of Cells	Map Number

394780	BJ5	100.000		104B059
394781	BJ6	100.000		104B059
394786	BJ 11	500.000		104B059
394787	BJ 12	500.000		104B059
394788	BJ 13	100.000		104B059
394789	BJ 13A	25.000		104B059
394790	BJ 14	100.000		104B059
394791	BJ 15	250.000		104B059
394794	BJ 18	300.000		104B059
394808	BJ 31 A	375.000		104B049
394809	BJ 32	150.000		104B049
394810	BJ 33	450.000		104B049
394811	BJ 34	150.000		104B049
394812	BJ 35	450.000		104B049
683463		1246		104B059
683483		837.6		104B059

4.
A 2.5% net smelter returns royalty payable to Max Minerals Ltd and a 2% net smelter returns royalty in favor of Matt Mason under the Sale and Purchase Agreement dated September 4, 2009.  Seabridge is obligated to pay Matt Mason 10 annual advance royalty payments of Cdn$100,000 each, ending in 2018.  The advance royalty payments are credited against any payments that might become due under the 2% NSR.  This royalty applies to the Mineral Tenures listed below:

Claim #	Claim Name	Area (HA)	# of Cells	Map Number
394782	BJ 7*	500.000		104B059
394783	BJ 8*	500.000		104B059
394784	BJ 9*	400.000		104B059
394792	BJ 16*	500.000		104B059
394793	BJ 17*	400.000		104B059
394795	BJ 19*	500.000		104B059
394796	BJ 20*	375.000		104B059
394799	BJ 23*	500.000		104B059
394800	BJ 24*	300.000		104B059
394801	BJ 25*	500.000		104B059
394802	BJ 26*	250.000		104B059
394803	BJ 27*	200.000		104B059
394804	BJ 28*	100.000		104B059
394805	BJ 29*	300.000		104B049
394806	BJ 30*	400.000		104B049
394807	BJ 31*	500.000		104B049
401548	TINA 1	500.000		104B070
401549	TINA 2	500.000		104B070
401550	TINA 3	500.000		104B070
401551	TINA 4	500.000		104B070
401552	TINA 5	500.000		104B070
401553	TINA 6	250.000		104B070